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Exhibit 10.8

        ASSET PURCHASE AGREEMENT

among:

YP WEB PARTNERS, LLC,
a Louisiana limited liability company;

YPSOLUTIONS.COM, INC.,
a Nevada corporation;

THE HAMMACK-JONES GROUP, LLC,
a Louisiana limited liability company;

and

APTAS, INC.,
a Delaware corporation

Dated as of March 31, 2005

1.	SALE OF ASSETS; RELATED TRANSACTIONS		1
	1.1	Sale of Assets	1
	1.2	Purchase Price	2
	1.3	Sales Taxes	4
	1.4	Allocation	4
	1.5	Closing	4
2.	REPRESENTATIONS AND WARRANTIES OF THE MEMBERS AND THE SELLER		5
	2.1	Due Organization; No Subsidiaries; Authority	5
	2.2	Organizational Documents; Records	6
	2.3	Capitalization	6
	2.4	Financial Statements	6
	2.5	Absence of Changes	7
	2.6	Title To Assets	8
	2.7	[reserved]	8
	2.8	Receivables	8
	2.9	Customers	9
	2.10	Equipment, Etc.	9
	2.11	Real Property	9
	2.12	Intellectual Property	9
	2.13	Contracts	13
	2.14	Liabilities	14
	2.15	Compliance with Legal Requirements	14
	2.16	Governmental Authorizations	15
	2.17	Tax Matters	15
	2.18	Employee And Labor Matters	16
	2.19	Employee Benefit Plans and Compensation	17
	2.20	Environmental Matters	20
	2.21	Performance of Services	20
	2.22	Insurance	20
	2.23	Related Party Transactions	21
	2.24	Certain Payments, Etc	21
	2.25	Proceedings; Orders	21
	2.26	Authority; Binding Nature of Agreements	22
	2.27	Non-Contravention; Consents	22
	2.28	Brokers	23
	2.29	Full Disclosure	23
3.	REPRESENTATIONS AND WARRANTIES OF THE PURCHASER		23
	3.1	Due Organization; No Subsidiaries; Etc	23
	3.2	Organizational Documents; Records	23
	3.3	Purchaser Financial Statements	23
	3.4	Absence of Changes	24
	3.5	Brokers	24
	3.6	Authority and Related Matters	25
	3.7	ISx Financial Statements	25
	3.8	Intellectual Property	25
	3.9	Liabilities	29
	3.10	Proceedings; Orders	29
	3.11	ISx Intellectual Property	29
	3.12	Full Disclosure	29
4.	INVESTMENT REPRESENTATIONS AND COVENANTS		30
	4.1	Exemption from Registration	30

	4.2	Legends	30
	4.3	Market Stand-Off Agreement	30
	4.4	Investment Representations	31
5.	INDEMNIFICATION, ETC		32
	5.1	Survival of Representations And Covenants	32
	5.2	Indemnification By The Members And The Seller	33
	5.3	Indemnification By The Purchaser	34
	5.4	Setoff	35
	5.5	Exclusive Remedy	35
	5.6	Defense of Third-Party Claims	35
	5.7	Exercise of Remedies By Indemnitees Other Than The Purchaser	36
	5.8	Allocation	36
	5.9	Insurance and Taxes	36
	5.10	In Rem Liability	36
6.	CERTAIN COVENANTS		37
	6.1	Operation of Business	37
	6.2	Notification	37
	6.3	No Negotiation	37
	6.4	Best Efforts	38
	6.5	Confidentiality	38
	6.6	Further Actions	38
	6.7	Publicity	38
	6.8	Change of Name	38
	6.9	Payment of Liabilities; Conduct of Business	38
7.	CONDITIONS TO CLOSING AND TERMINATION		39
	7.1	General	39
	7.2	Obligation of the Purchaser	39
	7.3	Obligations of the Seller and the Members	40
	7.4	Frustration	41
	7.5	Termination	41
	7.6	Termination Procedures	41
	7.7	Effect of Termination	41
8.	MISCELLANEOUS PROVISIONS		42
	8.1	Further Assurances	42
	8.2	Fees and Expenses	42
	8.3	Attorneys' Fees	42
	8.4	Notices	42
	8.5	Time of The Essence	44
	8.6	Headings	44
	8.7	Counterparts	44
	8.8	Governing Law	44
	8.9	Successors And Assigns; Parties In Interest	44
	8.10	Specific Performance	45
	8.11	Waiver	45
	8.12	Amendments	45
	8.13	Severability	45
	8.14	Entire Agreement	46
	8.15	Construction	46
	8.16	Seller Disclosure Schedule and Purchaser Disclosure Schedule	46

2

ASSET PURCHASE AGREEMENT

        THIS ASSET PURCHASE AGREEMENT is entered into as of March 31, 2005, by and among: YP WEB PARTNERS, LLC, a Louisiana limited liability company (the "Seller"); YPSOLUTIONS.COM, Inc., a Nevada corporation, and THE HAMMACK-JONES GROUP, LLC, a Louisiana limited liability company (collectively, the "Members"); and APTAS, INC., a Delaware corporation (the "Purchaser"). Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

        A.    The Members are the sole members of the Seller.

        B.    The Members and the Seller wish to provide for the sale of substantially all of the assets of the Seller to the Purchaser, and the assumption of substantially all liabilities of the Seller by the Purchaser, each on the terms set forth in this Agreement.

AGREEMENT

        The parties to this Agreement, intending to be legally bound, agree as follows:

1.     SALE OF ASSETS; RELATED TRANSACTIONS.

        1.1   Sale of Assets.    The Seller shall, and the Members shall cause the Seller to, cause to be sold, assigned, transferred, conveyed and delivered to the Purchaser, at the Closing (as defined below), good and valid title to the Assets (as defined below), free of any Encumbrances, on the terms and subject to the conditions set forth in this Agreement. To the extent either of the Members has any interest in any of the Assets, such Member or Members shall cause to be sold, assigned, transferred, conveyed and delivered to the Purchaser, free of any Encumbrances, good and valid title to such Assets. For purposes of this Agreement, "Assets" shall mean and include: all of the properties, rights, interests and other tangible and intangible assets of the Seller (wherever located and whether or not required to be reflected on a balance sheet prepared in accordance with GAAP). Without limiting the generality of the foregoing, the Assets shall include:

          (a)   all cash and cash equivalents of the Seller as of the Closing Date, if any;

          (b)   all accounts receivable, notes receivable and other receivables of the Seller (including all accounts receivable identified in Part 2.8 of the Seller Disclosure Schedule and all accounts receivable of the Seller that have arisen since December 31, 2004);

          (c)   all inventories and work-in-progress of the Seller, and all rights to collect from customers (and to retain) all fees and other amounts payable, or that may become payable, to the Seller with respect to services performed on behalf of the Seller on or prior to the Closing Date;

          (d)   all equipment, materials, prototypes, tools, supplies, vehicles, furniture, fixtures, improvements and other tangible assets of the Seller (including the tangible assets identified in Part 2.10 of the Seller Disclosure Schedule);

          (e)   all advertising and promotional materials possessed by the Seller;

          (f)    all Intellectual Property and Intellectual Property Rights and related goodwill of the Seller (including the right to use the names "YPSolutions," "YPSolutions.com," and "YP Web Partners" and variations of each such name, and the Intellectual Property and Intellectual Property Rights identified in Part 2.12 of the Seller Disclosure Schedule);

          (g)   all rights of the Seller (and, if applicable, the Members) under the Seller Contracts (including those Contracts identified in Part 2.13 of the Seller Disclosure Schedule);

          (h)   all Governmental Authorizations held by the Seller (including the Governmental Authorizations identified in Part 2.16 of the Seller Disclosure Schedule);

          (i)    all claims (including claims for past infringement or misappropriation of Intellectual Property or Intellectual Property Rights) and causes of action of the Seller against other Persons (regardless of whether or not such claims and causes of action have been asserted by the Seller), and all rights of indemnity, warranty rights, rights of contribution, rights to refunds, rights of reimbursement and other rights of recovery possessed by the Seller (regardless of whether such rights are currently exercisable); and

          (j)    all books, records, files and data of the Seller (but excluding the minute books, stock books and other internal corporate documents of the Seller).

        1.2   Purchase Price.

          (a)   As consideration for the sale of the Assets to the Purchaser:

              (i)  at the Closing, the Purchaser shall pay to the Seller, in cash, a total of $10,000,000;

             (ii)  at the Closing, the Purchaser shall issue to Seller a promissory note in the face amount of $10,000,000, subject to conversion, adjustment and offset upon the terms thereof, substantially in the form attached hereto as Exhibit B (the "Consideration Note");

           (iii)  at the Closing, the Seller shall transfer all right, title and interest in and to the Assets, and the Purchaser shall assume the Assumed Liabilities by delivering to the Seller an Assignment and Assumption Agreement, in substantially the form of Exhibit C (the "Assignment Agreement");

          (b)   For purposes of this Agreement "Assumed Liabilities" shall mean only the following liabilities of the Seller:

              (i)  all accounts payable and accrued expenses of the Seller that arose from bona fide transactions entered into in the Ordinary Course of Business that remain unpaid as of the Closing Date, but, with respect to amounts that arose or became payable prior to December 31, 2004, only to the extent and in the amount reflected in the "accounts payable" entry and the respective accrued expense account entries in the "liabilities" column of the balance sheet of the Seller as of December 31, 2004; and

             (ii)  the obligations of the Seller under the Contracts identified in Part 2.13 of the Seller Disclosure Schedule, the Intellectual Property Rights and the Governmental Authorizations, but only to the extent such obligations (A) arise after the Closing Date, (B) do not arise from or relate to any Breach by the Seller of any provision of any of such Contracts, and (C) do not arise from or relate to any event, circumstance or condition occurring or existing on or prior to the Closing Date that, with notice or lapse of time, would constitute or result in a Breach of any of such Contracts;

           (iii)  all other Liabilities of the Seller identified in Part 2.14 of the Seller Disclosure Schedule;

          (c)   Notwithstanding the foregoing, and notwithstanding anything to the contrary contained in this Agreement, the "Assumed Liabilities" shall not include, and the Purchaser shall not be required to assume or to perform or discharge:

              (i)  any Liability of any Member or any other Person, except for the Seller;

             (ii)  liabilities relating to (x) the promissory note payable to Yellow Magic Incorporated in face amount of $550,000 or (y) the Membership Interest Purchase Agreement between the Seller and Yellow Magic Incorporated, dated September 13, 2003;

           (iii)  any Liability of the Seller arising out of or relating to the execution, delivery or performance of any of the Transactional Agreements or the letter agreement with Legacy Capital, dated July 20, 2004;

            (iv)  any Liability of the Seller for any fees, costs or expenses of the type referred to in Section 8.2(a) of this Agreement in excess of the Fee Cap (as defined in Section 8.2(a));

             (v)  any Liability of the Seller or any Member arising from or relating to any action taken by the Seller, or any failure on the part of the Seller to take any action, at any time after the Closing Date;

            (vi)  any Liability of the Seller arising from or relating to (x) any services performed by the Seller for any customer, or (y) any claim or Proceeding against the Seller;

           (vii)  any Liability of the Seller for the payment of any Tax;

          (viii)  any Liability of the Seller to any employee or former employee of the Seller under or with respect to any Seller Employee Plan;

            (ix)  any Liability of the Seller to any Member or any other Related Party (excluding, however, payments in the Ordinary Course of Business by the Seller to YPSolutions.com, Inc. for the City Boss license);

             (x)  any Liability under any Contract, if the Seller shall not have obtained, prior to the Closing Date, any Consent required to be obtained from any Person with respect to the assignment or delegation to the Purchaser of any rights or obligations under such Contract;

            (xi)  any Liability that is inconsistent with or constitutes an inaccuracy in, or that arises or exists by virtue of any Breach of, (x) any representation or warranty made by the Seller or any Member in any of the Transactional Agreements, or (y) any covenant or obligation of the Seller or any Member contained in any of the Transactional Agreements; or

           (xii)  any other Liability that is not referred to specifically in Section 1.2(b)(i), (b)(ii) or (b)(iii).

          (d)   On or prior to April 27, 2005, the Purchaser will prepare or cause to be prepared a balance sheet of the Seller as of the Closing Date (the "Closing Date Balance Sheet") showing the amount of Closing Date Working Capital, along with a statement setting forth in reasonable detail the method of calculating Closing Date Working Capital, which shall be in accordance with GAAP and consistent with the methodology used in Seller's Financial Statements (as defined in Section 2.4 below), and shall deliver or cause to be delivered to the Seller such Closing Date Balance Sheet. In the event that the Seller objects to the Purchaser's calculation of the Closing Date Working Capital, then, within 30 days after the delivery to the Seller of the Closing Date Balance Sheet, the Seller shall deliver to the Purchaser a notice describing in reasonable detail the Seller's objection to the Purchaser's calculation (an "Objection Notice"), accompanied by a statement setting forth the dollar amount determined by the Seller to represent the Closing Date Working Capital or a request for additional information from the Purchaser that the Seller may require in order to determine the Closing Date Working Capital. If the Seller does not deliver an Objection Notice to the Purchaser within the 30-day period referred to in the preceding sentence, then the Purchaser's calculation of the Closing Date Working Capital shall be binding and conclusive on the Purchaser and the Seller. If the Seller delivers an Objection Notice to the Purchaser within the 30-day period referred to in this paragraph, and if the Purchaser and the Seller are unable to agree upon the calculation of the Closing Date Working Capital within 15 days after an Objection Notice is delivered to the Purchaser, the Seller and the Purchaser shall select a nationally recognized accounting firm mutually acceptable to them (the "Neutral Accountant") to resolve any remaining objections, the cost of which shall be paid by the party whose assertions regarding the amount of the Closing Date Working Capital differ by the greater amount from the Closing Date Working Capital determined by the Neutral Accountant. If Purchase and Seller are unable to select the Neutral Accountant within 10 days after the commencement of such selection process, the Neutral Accountant shall be KPMG (or its successor). The Seller and the Purchaser shall jointly instruct the Neutral Accountant to resolve any unresolved objections within 30 days after referral of the matter to them, and the determination by the Neutral Accountant of the Closing Date Working Capital, shall be conclusive and binding on the Purchaser and Seller absent fraud or manifest error. During the 30-day period following the Objection Notice, Seller and Purchaser shall each have access to the other party's working papers and similar materials prepared in connection with the Closing Date Balance Sheet and the Objection Notice, as the case may be.

              (i)  If the Seller's Closing Date Working Capital (as finally determined in accordance with this Section 1.2(d)) exceeds $500,000, the Purchaser shall promptly deliver to the Seller (but in no event later than the fifth day after the date on which the Seller's Closing Date Working Capital is finally determined in accordance with section 1.2(d)) the amount by which the Closing Date Working Capital exceeds $500,000 in immediately available funds. If such payment is not timely made, such payment shall bear interest from the last day on which it was required to have been paid to the date on which it is finally paid at a rate per annum, compounded daily, equal to the rate reported as the prime rate from time to time in the Money Rate section of The Wall Street Journal plus 5%, not to exceed, however, the maximum rate allowed by the Laws of the state of Colorado.

             (ii)  If the Seller's Closing Date Working Capital (as finally determined in accordance with this Section 1.2(d)) is less than $500,000, the Seller shall promptly deliver to the Purchaser (but in no event later than the fifth day after the date on which the Seller's Closing Date Working Capital is finally determined in accordance with Section 1.2(d)) the amount by which $500,000 exceeds the Closing Date Working Capital in immediately available funds. If such payment is not timely made, such payment shall bear interest from the last day on which it was required to have been paid to the date on which it is finally paid at a rate per annum, compounded daily, equal to the rate reported as the prime rate from time to time in the Money Rate section of The Wall Street Journal plus 5%, not to exceed, however, the maximum rate allowed by the Laws of the state of Colorado.

        1.3   Sales Taxes.    The Seller shall bear and pay, and shall reimburse the Purchaser and the Purchaser's affiliates for, any sales taxes, use taxes, transfer taxes or similar taxes that may become payable in connection with the sale of the Assets to the Purchaser or in connection with any of the other Transactions.

        1.4   Allocation.    At or prior to the Closing, the Purchaser shall deliver to the Seller a statement, reasonably acceptable to the Seller, setting forth the Purchaser's good faith determination of the manner in which the consideration referred to in Sections 1.2(a)(i), 1.2(a)(ii) and 1.2(a)(iii) is to be allocated among the Assets. The allocation prescribed by such statement shall be conclusive and binding upon the Members and the Seller for all purposes, and neither the Seller nor any Member shall file any Tax Return or other document with, or make any statement or declaration to, any Governmental Body that is inconsistent with such allocation.

        1.5   Closing.

          (a)   The closing of the sale of the Assets to the Purchaser (the "Closing") shall take place at the offices of Cooley Godward llp in Broomfield, Colorado, at 10:00 a.m. on April 7, 2005, at 10:00 a.m. on such date; provided, however, that if any condition set forth in Section 6.2 has not been satisfied as of such date, then the Purchaser may, at its election, (i) unilaterally postpone the Closing Date by up to thirty (30) days, or (ii) terminate this Agreement in accordance with

  Section 6.4 hereof. For purposes of this Agreement, "Closing Date" shall mean the time and date as of which the Closing actually takes place.

          (b)   At the Closing:

              (i)  the Seller shall execute and deliver to the Purchaser such bills of sale, endorsements, assignments and other documents as may (in the reasonable judgment of the Purchaser or its counsel) be necessary or appropriate to assign, convey, transfer and deliver to the Purchaser good and valid title to the Assets free of any Encumbrances;

             (ii)  the Purchaser shall pay to the Seller $10,000,000 in cash as contemplated by Section 1.2(a)(i) and issue the Consideration Notes as contemplated by Section 1.2(a)(ii);

           (iii)  the parties hereto shall execute and deliver to each other the certificates described in Section 7.2(d)(ii) and 7.3(c)(i);

            (iv)  the Purchaser shall execute and deliver to the Seller the Assignment Agreement;

             (v)  the Seller and The Hammack-Jones Group, LLC shall execute and deliver to the Purchaser a Non-competition Agreement in the form of Exhibit D-1 hereto, and YPSolutions.com, Inc. shall execute and deliver a Non-competition Agreement in the form of Exhibit D-2 hereto (collectively, the "Non-competition Agreements");

            (vi)  the Purchaser, the Seller and the Members shall enter into a security agreement, substantially in the form attached hereto as Exhibit E, providing a security interest in the Assets, which security interest shall support the obligations of the Purchaser with respect to the obligations evidenced by the Consideration Notes;

           (vii)  the Purchaser shall enter into Professional Services Agreement with Online Web Marketing Inc., substantially in the form attached hereto as Exhibit F;

          (viii)  the Purchaser shall provide executed offer letters to Don Jones, Will Scott and Julius Meaux, substantially in the forms attached hereto as Exhibits G-1, G-2 and G-3, respectively;

            (ix)  the Purchaser and the Seller shall enter into the Domain Name Assignment Agreement, substantially in the form attached hereto as Exhibit H; and

             (x)  the Seller shall deliver to the Purchaser a fully executed Amendment to the Non-Exclusive License Agreement between Myareaguide.com, Inc. and YP Web Partners, Inc., in substantially the form attached hereto as Exhibit I (the "MAG Amendment").

2.     REPRESENTATIONS AND WARRANTIES OF THE MEMBERS AND THE SELLER.

        The Seller and the Members represent and warrant, to and for the benefit of the Indemnitees, as follows:

        2.1   Due Organization; No Subsidiaries; Authority.    The Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Louisiana. The Seller is qualified, authorized, registered or licensed to do business as a foreign limited liability company in each jurisdiction in which the failure to so qualify would have a material adverse effect on the Seller. The Seller is qualified to do business and is in good standing as a foreign limited liability company in each of the jurisdictions listed in Part 2.1 of the Seller Disclosure Schedule. The Seller does not have any subsidiaries, and does not own, beneficially or otherwise, any shares or other securities of, or any direct or indirect interest of any nature in, any other Entity. The Seller has never conducted any business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, trade name or other name, other than "YPSolutions.com" and "YP Web Partners." The Seller has all requisite power and authority to enter into this Agreement and any Transactional Agreement to which it is or will be a party and to consummate the Transactions. The execution and delivery of this Agreement and any Transactional Agreement to which such Seller is a party and the consummation of the Transactions have been duly authorized by all necessary organizational action on the part of the Seller, and no further action is required on the part of the Seller to authorize the Agreement and any Transactional Agreement to which it is a party and the Transactions. This Agreement and any Transactional Agreement to which it is a party have been duly executed and delivered by the Seller, and assuming the due authorization, execution and delivery by the other parties to such Transactional Agreements, constitutes or will constitute a legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except as such enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and to rules of law governing specific performance, injunctive relief or other equitable remedies.

        2.2   Organizational Documents; Records.    The Seller has delivered to (or made available for inspection by) the Purchaser accurate and complete copies of: (i) the organizational documents of the Seller, including its articles of association and operating agreement, including all amendments thereto; (ii) the membership records of the Seller; and (iii) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the members of the Seller, the board of directors of the Seller (or equivalent body) and all committees of the board of directors (or equivalent body) of the Seller. There have been no meetings or other proceedings of the members of the Seller, the board of directors (or equivalent body) of the Seller or any committee of the board of directors (or equivalent body) of the Seller that are not reflected in such minutes or other records. The books of account, membership records, minute books and other records of the Seller are accurate, up-to-date and complete, and have been maintained in accordance with sound and prudent business practices. All of the records of the Seller are in the actual possession and direct control of the Seller.

        2.3   Capitalization.    The Members are, and will be as of the Closing Date, the sole members of the Seller. Except as set forth in Part 2.3 of the Seller Disclosure Schedule, there is no: (a) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock, membership interests or other securities of the Seller; (b) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock, membership interests or other securities of the Seller; or (c) Contract under which the Seller is or may become obligated to sell or otherwise issue any shares of its capital stock, membership interests or any other securities. No person other than the Members have any right to vote with respect to the sale of the Assets to the Purchaser or any of the other Transactions.

        2.4   Financial Statements.    The Seller has delivered to the Purchaser the following financial statements (collectively, the "Seller Financial Statements"): the audited balance sheets of the Seller as of September 30, 2004, December 31, 2003 and December 31, 2002, and the related statements of income and retained earnings and cash flows for nine month or the years then ended, as applicable, together with the notes thereto and the report of Legier & Materne, APAC with respect thereto, and the unaudited balance sheet of the Seller as of December 31, 2004, and the related statements of income and retained earnings and cash flows for the year then ended. The Seller Financial Statements have been prepared in accordance with GAAP (except that the unaudited financials statements referred to herein do not have footnotes and the write-off of goodwill reflected in the unaudited financial statements as of December 31, 2004 and for the year then ended may not be in accordance with GAAP) and present fairly in all material respects the financial position of the Seller as of the respective dates thereof and the results of operations and cash flows of the Seller for the periods covered thereby.

        2.5   Absence of Changes.    Except as set forth in Part 2.5 of the Seller Disclosure Schedule, since December 31, 2004:

          (a)   there has not been any material adverse change in, and no event has occurred that might have a material adverse effect on, the business, condition, assets, liabilities, operations, financial performance or net income of the Seller;

          (b)   there has not been any loss, damage or destruction to, or any interruption in the use of, any of the material assets of the Seller (whether or not covered by insurance);

          (c)   the Seller has not (i) declared, accrued, set aside or paid any dividend or made any other distribution in respect of any of its membership interests, or (ii) repurchased, redeemed or otherwise reacquired any of its membership interests;

          (d)   the Seller has not paid any bonus or made any loan or advance to any Member, or permitted any draws or other reductions in the capital account or accounts of the Members;

          (e)   the Seller has paid and discharged its obligations and liabilities in the Ordinary Course of Business;

          (f)    the Seller has not purchased or otherwise acquired any asset from any other Person, except for assets acquired by the Seller in the Ordinary Course of Business;

          (g)   the Seller has not leased or licensed any asset from any other Person involving an aggregate amount of in excess of $10,000;

          (h)   the Seller has not made any capital expenditure in excess of $10,000 as to any individual expenditure or in excess of $25,000 with respect to all capital expenditures;

          (i)    the Seller has not sold or otherwise transferred, or leased or licensed, any asset to any other Person;

          (j)    the Seller has not written off as uncollectible, or established any extraordinary reserve with respect to, any account receivable or other indebtedness;

          (k)   the Seller has not made any loan or advance to any other Person (other than advances of expenses to employees in the Ordinary Course of Business);

          (l)    the Seller has not (i) established or adopted any Seller Employee Plan, or (ii) paid any bonus or made any profit-sharing or similar payment to, or increased the amount of the wages, salary, commissions, fees, fringe benefits or other compensation or remuneration payable to, any of its directors, officers, employees or independent contractors;

          (m)  no Seller Contract by which the Seller or any of the assets owned or used by the Seller is or was bound, or under which the Seller has or had any rights or interest, has been amended or terminated;

          (n)   the Seller has not incurred, assumed or otherwise become subject to any Liability, other than Liabilities incurred by the Seller in bona fide transactions entered into in the Ordinary Course of Business;

          (o)   the Seller has not discharged any Encumbrance or discharged or paid any indebtedness or other Liability, except for Encumbrances discharged or Liabilities paid in the Ordinary Course of Business;

          (p)   the Seller has not forgiven any debt or otherwise released or waived any right or claim;

          (q)   the Seller has not changed any of its methods of accounting or accounting practices in any respect;

          (r)   the Seller has not entered into any transaction or taken any other action outside the Ordinary Course of Business; and

          (s)   the Seller has not agreed, committed or offered (in writing or otherwise) to take any of the actions referred to in clauses "(c)" through "(r)" above.

        2.6   Title To Assets.    The Seller owns, and has good and valid title to, the Assets. Except as set forth in Part 2.6 of the Seller Disclosure Schedule, the Assets are owned by the Seller free and clear of any Encumbrances. Part 2.6 of the Seller Disclosure Schedule identifies the Assets that are being leased or licensed to the Seller. The Assets will collectively constitute, as of the Closing Date, all of the properties, rights, interests and other tangible and intangible assets necessary to enable the Seller to conduct its business in the manner in which such business is currently being conducted and in the manner in which such business is proposed to be conducted.

        2.7   [reserved]

        2.8   Receivables.    Part 2.8 of the Seller Disclosure Schedule provides an accurate and complete breakdown and aging of all accounts receivable, notes receivable and other receivables of the Seller as of December 31, 2004. Except as set forth in Part 2.8 of the Seller Disclosure Schedule, to the knowledge of the Seller, all existing accounts receivable of the Seller (including those accounts receivable reflected on the unaudited balance sheet of the Seller at December 31, 2004 that have not yet been collected and those accounts receivable that have arisen since December 31, 2004 and have not yet been collected): (i) represent valid obligations of customers of the Seller arising from bona fide transactions entered into in the Ordinary Course of Business and (ii) are current and will be collected in full (without any counterclaim or setoff) on or before August 31, 2005 (net of allowance for uncollectible accounts in an aggregate amount not to exceed $30,000). Part 2.8 of the Seller Disclosure

Schedule identifies all unreturned security deposits and other deposits made by, or held by any Person for the benefit of, the Seller.

        2.9   Customers.    Part 2.9 of the Seller Disclosure Schedule accurately identifies, and provides an accurate and complete breakdown of the revenues received from, each customer or other Person that (together which such customer's or other Person's affiliates) accounted for more than $100,000 of the gross revenues of the Seller in 2003 or 2004. Neither the Seller nor any Member has received any written notice indicating that any customer or other Person identified or required to be identified in Part 2.9 of the Seller Disclosure Schedule may cease dealing with the Seller or may otherwise reduce the volume of business transacted by such Person with the Seller below historical levels. To their knowledge, neither the Seller nor any Member has received any unwritten communication indicating that any customer or other Person identified or required to be identified in Part 2.9 of the Seller Disclosure Schedule may cease dealing with the Seller or may otherwise reduce the volume of business transacted by such Person with the Seller below historical levels.

        2.10 Equipment, Etc.    Part 2.10 of the Seller Disclosure Schedule accurately identifies all equipment, materials, tools, supplies, vehicles, furniture, fixtures, improvements and other tangible assets owned by the Seller that comprise the Assets, and accurately sets forth the date of acquisition, original cost and book value of each of said assets. Part 2.10 of the Seller Disclosure Schedule also accurately identifies all tangible assets leased to the Seller. Each Asset identified or required to be identified in Part 2.10 of the Seller Disclosure Schedule: (i) is structurally sound, free of defects and deficiencies and in good condition and repair (ordinary wear and tear excepted); and (ii) complies in all material respects with, and is being operated and otherwise used in full compliance with, all applicable Legal Requirements.

        2.11 Real Property.    The Seller does not own any real property or any interest in real property, except for the leaseholds created under the real property leases identified in Part 2.11 of the Seller Disclosure Schedule. Part 2.11 of the Seller Disclosure Schedule provides an accurate and complete description of the premises covered by said leases and the facilities located on such premises. The Seller enjoys peaceful and undisturbed possession of such premises.

        2.12 Intellectual Property.

          (a)   Part 2.12(a) of the Seller Disclosure Schedule accurately identifies and describes:

              (i)  in Part 2.12(a)(i) of the Seller Disclosure Schedule, each proprietary service developed, marketed, performed or sold by the Seller, and not abandoned, at any time since inception and any product or service currently under development by the Seller;

             (ii)  in Part 2.12(a)(ii) of the Seller Disclosure Schedule: (A) each item of Registered IP in which the Seller has or purports to have an ownership interest of any nature (whether exclusively, jointly with another Person or otherwise); (B) the jurisdiction in which such item of Registered IP has been registered or filed and the applicable registration or serial number; (C) any other Person that has an ownership interest in such item of Registered IP and the nature of such ownership interest; and (D) each product or service identified in Part 2.12(a)(i) of the Seller Disclosure Schedule that embodies, incorporates, or is based upon or derived from (or, with respect to products and services under development, that is expected to embody, utilize or be based upon or derived from) such item of Registered IP;

           (iii)  in Part 2.12(a)(iii) of the Seller Disclosure Schedule: (A) all Intellectual Property Rights or Intellectual Property licensed to the Seller (other than any non-customized software that: (1) is so licensed solely in executable or object code form pursuant to a nonexclusive, internal use software license, (2) is not incorporated into, or used directly in the development, manufacturing or distribution of, the products or services of the Seller and (3) is generally available on standard terms for less than $20,000); (B) the corresponding Contract or

    Contracts pursuant to which such Intellectual Property Rights or Intellectual Property is licensed to the Seller; and (C) whether the license or licenses so granted to the Seller are exclusive or nonexclusive; and

            (iv)  in Part 2.12(a)(iv) of the Seller Disclosure Schedule, each Contract pursuant to which any Person has been granted any license under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any Seller IP.

          (b)   The Seller has provided to the Purchaser a complete and accurate copy of each standard form of Seller IP Contract currently used by the Seller, including each standard form of: (i) end user license agreement; (ii) development agreement; (iii) distributor or reseller agreement; (iv) employee agreement containing any assignment or license of Intellectual Property or Intellectual Property Rights or any confidentiality provision; (v) consulting or independent contractor agreement containing any assignment or license of Intellectual Property or Intellectual Property Rights or any confidentiality provision; or (vi) confidentiality or nondisclosure agreement. Except for the nonexclusive licenses and rights granted in Contracts identified in Part 2.12(a)(iv) of the Seller Disclosure Schedule, the Seller is not bound by, and no Seller IP is subject to, any Contract containing any covenant or other provision that in any way limits or restricts the ability of the Seller to use, exploit, assert, or enforce any Seller IP anywhere in the world.

          (c)   Except as disclosed in Part 2.12(c) of the Seller Disclosure Schedule, the Seller exclusively owns all right, title and interest to and in the Seller IP (other than Intellectual Property Rights or Intellectual Property exclusively licensed to the Seller, as identified in Part 2.12(a)(iii) of the Seller Disclosure Schedule) free and clear of any Encumbrances (other than nonexclusive licenses granted pursuant to the Contracts listed in Part 2.12(a)(iv) of the Seller Disclosure Schedule). Without limiting the generality of the foregoing:

              (i)  in Part 2.12(a)(ii) of the Seller Disclosure Schedule, Seller has identified all Registered IP; all documents and instruments necessary to perfect the rights of the Seller in such Registered IP have been validly executed, delivered and filed in a timely manner with the appropriate Governmental Body;

             (ii)  each Person who is or was an employee or independent contractor of the Seller and who is or was involved in the creation or development of any Seller IP that has not been abandoned has signed an agreement containing an irrevocable assignment of Intellectual Property Rights to the Seller and confidentiality provisions protecting the Seller IP;

           (iii)  no Seller Employee has any claim, right (whether or not currently exercisable) or interest to or in any Seller IP;

            (iv)  to the best of the knowledge of the Seller and the Members, no employee or independent contractor of the Seller is: (A) bound by or otherwise subject to any Contract restricting him or her from performing his or her duties for the Seller; or (B) in breach of any Contract known to the Seller or the Members with any former employer or other Person concerning Intellectual Property Rights or confidentiality;

             (v)  no funding, facilities or personnel of any Governmental Body were used, directly or indirectly, to develop or create, in whole or in part, any Seller IP;

            (vi)  the Seller has taken all reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in all proprietary information held by the Seller, or purported to be held by the Seller, as a trade secret;

           (vii)  except as may be disclosed in Part 2.12(c)(vii) of the Seller Disclosure Schedule, since inception the Seller has never assigned or otherwise transferred ownership of, or agreed to assign or otherwise transfer ownership of, any Intellectual Property Right to any other Person;

          (viii)  the Seller is not now nor has ever been a member or promoter of, or a contributor to, any industry standards body or similar organization that could require or obligate the Seller to grant or offer to any other Person any license or right to any Seller IP; and

            (ix)  the Seller owns or otherwise has, and after the Closing the Purchaser will continue to have, all Intellectual Property Rights needed to conduct the business of the Seller as currently conducted and currently planned by the Seller to be conducted.

          (d)   All Seller IP is valid, subsisting and enforceable. Without limiting the generality of the foregoing:

              (i)  Seller holds no U.S. patents and has made no patent applications in the U.S.;

             (ii)  Seller holds no foreign patents and has made no foreign patent applications;

           (iii)  to the best of the knowledge of the Seller and the Members no trademark (whether registered or unregistered) or trade name owned, used, or applied for by the Seller conflicts or interferes with any trademark (whether registered or unregistered) or trade name owned, used or applied for by any other Person;

            (iv)  each item of Seller IP that is Registered IP is and at all times has been in compliance with all Legal Requirements, and all filings, payments and other actions required to be made or taken to maintain such item of Seller IP in full force and effect have been made by the applicable deadline;

             (v)  no application for a patent or for a copyright, mask work or trademark registration or any other type of Registered IP filed by or on behalf of the Seller has been abandoned, allowed to lapse or rejected;

            (vi)  Part 2.12(d)(vi) of the Seller Disclosure Schedule accurately identifies and describes each filing, payment, and action that must be made or taken on or before the date that is 120 days after the date of this Agreement in order to maintain each such item of Registered IP in full force and effect;

           (vii)  the Seller has provided to the Purchaser complete and accurate copies of all applications, correspondence and other material documents related to each such item of Registered IP;

          (viii)  no interference, opposition, reissue, reexamination or other Proceeding of any nature is or has been pending or, to the best of the knowledge of the Seller and the Members, threatened, in which the scope, validity or enforceability of any Seller IP is being, has been or could reasonably be expected to be contested or challenged; and

            (ix)  to the best of the knowledge of the Seller and the Members, there is no basis for a claim that any Seller IP is invalid or unenforceable.

          (e)   Except as disclosed in Part 2.12(e) of the Seller Disclosure Schedule, neither the execution, delivery or performance of any of the Transactional Agreements by the Seller nor the consummation of any of the Transactions will, with or without notice or the lapse of time, result in or give any other Person the right or option to cause or declare: (i) a loss of, or Encumbrance on, any Seller IP; (ii) a Breach of any Contract listed or required to be listed in Part 2.12(a)(iii) of the Seller Disclosure Schedule; (iii) the release, disclosure or delivery of any Seller IP by or to any escrow agent or other Person; or (iv) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any of the Seller IP.

          (f)    To the best of the knowledge of the Seller and the Members, no Person has infringed, misappropriated, or otherwise violated, and no Person is currently infringing, misappropriating or otherwise violating, any Seller IP. Part 2.12(f) of the Seller Disclosure Schedule accurately identifies (and the Seller has provided to the Purchaser a complete and accurate copy of) each letter or other written or electronic communication or correspondence that has been sent or otherwise delivered by or to the Seller or any Representative of the Seller regarding any actual, alleged or suspected infringement or misappropriation of any Seller IP and provides a brief description of the current status of the matter referred to in such letter, communication or correspondence.

          (g)   Except as disclosed in Part 2.12(g) of the Seller Disclosure Schedule, the Seller has never infringed (directly, contributorily, by inducement or otherwise), misappropriated or otherwise violated any Intellectual Property Right of any other Person. Without limiting the generality of the foregoing:

              (i)  no product, information or service ever manufactured, produced, distributed, published, used, provided or sold by or on behalf of the Seller, and no Intellectual Property ever owned, used or developed by the Seller, has ever infringed, misappropriated or otherwise violated any Intellectual Property Right of any other Person;

             (ii)  no infringement, misappropriation or similar claim or Proceeding is pending, or to the best of the knowledge of Seller or the Members has been threatened, against the Seller or against any other Person who may be entitled to be indemnified, defended, held harmless or reimbursed by the Seller with respect to such claim or Proceeding (other than as described in Parts 2.12(g), 2.14(a) and 2.25 of the Seller Disclosure Schedule);

           (iii)  to its knowledge, the Seller has never received any notice relating to any actual, alleged or suspected infringement, misappropriation or violation of any Intellectual Property Right of another Person (other than as described in Parts 2.12(g), 2.14(a) and 2.25 of the Seller Disclosure Schedule);

            (iv)  the Seller is not bound by any Contract to indemnify, defend, hold harmless or reimburse any other Person with respect to any intellectual property infringement, misappropriation or similar claim (other than pursuant to the standard forms of Seller IP Contracts described in Section 2.12(b) or Contracts described in Part 2.12(g) of the Seller Disclosure Schedule);

             (v)  the Seller has never assumed, or agreed to discharge or otherwise take responsibility for, any existing or potential liability of another Person for infringement, misappropriation or violation of any Intellectual Property Right (other than pursuant to the standard forms of Seller IP Contracts described in Section 2.12(b)); and

            (vi)  no claim or Proceeding involving any Intellectual Property or Intellectual Property Right licensed to the Seller is pending or, to the best of the knowledge of the Seller and the Members, has been threatened, except for any such claim or Proceeding that, if adversely determined, would not adversely affect: (A) the use or exploitation of such Intellectual Property or Intellectual Property Right by the Seller; or (B) the manufacturing, distribution or sale of any product or service being developed, offered, manufactured, distributed or sold by the Seller.

          (h)   None of the Seller Software (other than Seller Software that is (i) currently under development and (ii) is not, as of the date hereof, the subject of any license agreements or customer contract of any kind): (i) contains any bug, defect or error (including any bug, defect or error relating to or resulting from the display, manipulation, processing, storage, transmission or use of date data) that materially and adversely affects the use, functionality or performance of such

  Seller Software or any product or system containing or used in conjunction with such Seller Software; or (ii) fails to comply with any applicable warranty or other contractual commitment relating to the use, functionality or performance of such software or any product or system containing or used in conjunction with such Seller Software. The Seller has provided to the Purchaser a complete and accurate list of all known bugs, defects and errors in each version and component of the Seller Software.

          (i)    None of the Seller Software contains any "back door," "drop dead device," "time bomb," "Trojan horse," "virus," or "worm" (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing, any of the following functions: (i) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (ii) damaging or destroying any data or file without the user's consent.

          (j)    None of the Seller Software is subject to any "copyleft" or other obligation or condition (including any obligation or condition under any "open source" license such as the GNU Public License, Lesser GNU Public License or Mozilla Public License) that: (i) could or does require, or could or does condition the use or distribution of such Seller Software on, the disclosure, licensing or distribution of any source code for any portion of such Seller Software; or (ii) could or does otherwise impose any limitation, restriction or condition on the right or ability of the Seller to use or distribute any Seller Software.

          (k)   Except as identified in Part 2.12(k) of the Seller Disclosure Schedule, no source code for any Seller Software has been delivered, licensed or made available to any escrow agent or other Person who is not, as of the date of this Agreement, an employee of the Seller. The Seller does not have any duty or obligation (whether present, contingent or otherwise) to deliver, license or make available the source code for any Seller Software to any escrow agent or other Person who is not, as of the date of this Agreement, an employee of the Seller. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the delivery, license or disclosure of any source code for any Seller Software to any other Person who is not, as of the date of this Agreement, an employee of the Seller.

        2.13 Contracts.

          (a)   The Seller has delivered to the Purchaser accurate and complete copies of all Contracts identified in Part 2.13 of the Seller Disclosure Schedule, including all amendments thereto. Each Seller Contract is valid and in full force and effect.

          (b)   Except as set forth in Part 2.13 of the Seller Disclosure Schedule: (i) the Seller has not violated or breached, or declared or committed any default under, any Seller Contract; (ii) no event has occurred, and no circumstance or condition exists, that might (with or without notice or lapse of time) (A) result in a violation or breach by the Seller of any of the provisions of any Seller Contract, (B) give Seller the right to declare a default or exercise any remedy under any Seller Contract, (C) give Seller the right to accelerate the maturity or performance of any Seller Contract, or (D) give Seller the right to cancel, terminate or modify any Seller Contract; (iii) the Seller has not received any written notice regarding any actual, alleged, possible or potential violation or breach of, or default under, any Seller Contract; and (iv) the Seller has not waived any right under any Seller Contract.

          (c)   Except as set forth in Part 2.13 of the Seller Disclosure Schedule, to the best of the knowledge of the Seller and the Members, each Person against which the Seller has or may acquire any rights under any Seller Contract is solvent and is able to satisfy all of such Person's current and future monetary obligations and other obligations and Liabilities thereunder.

          (d)   Except as set forth in Part 2.13 of the Seller Disclosure Schedule, the Seller has never guaranteed or otherwise agreed to cause, insure or become liable for, and the Seller has never pledged any of its assets to secure, the performance or payment of any obligation or other Liability of any other Person. The performance of the Seller Contracts by the Seller will not result in any violation of or failure to comply with any Legal Requirement. No Person is renegotiating, or has the right to renegotiate, any amount paid or payable to the Seller under any Seller Contract or any other term or provision of any Seller Contract.

          (e)   The Contracts identified in Part 2.13 of the Seller Disclosure Schedule collectively constitute all of the Contracts necessary to enable the Seller to conduct its business in the manner in which such business is currently being conducted.

        2.14 Liabilities.

          (a)   Except as set forth in Part 2.14 of the Seller Disclosure Schedule, the Seller has no Liabilities, except for: (i) liabilities identified as such in the "liabilities" columns of the audited balance sheet of the Seller included in the Financial Statements; (ii) Liabilities incurred by the Seller in bona fide transactions entered into in the Ordinary Course of Business since December 31, 2004; (iii) obligations under the Contracts listed in Part 2.13 of the Seller Disclosure Schedule; and (iv) the other Liabilities of Seller listed in Part 2.14 of the Seller Disclosure Schedule.

          (b)   Part 2.14 of the Seller Disclosure Schedule: (i) provides an accurate and complete breakdown and aging of the accounts payable of the Seller as of December 31, 2004; (ii) provides an accurate and complete breakdown of any customer deposits or other deposits held by the Seller as of the date of this Agreement; and (iii) provides an accurate and complete breakdown of all notes payable and other indebtedness of the Seller as of the date of this Agreement.

          (c)   Except as set forth in Part 2.14 of the Seller Disclosure Schedule, the Seller has not paid, and the Seller is not and will not become liable for the payment of, any fees, costs or expenses of the type referred to in Section 8.2(a).

          (d)   Neither the Seller nor any Member has, at any time, (i) made a general assignment for the benefit of creditors, (ii) filed, or had filed against it, any bankruptcy petition or similar filing, (iii) suffered the attachment or other judicial seizure of all or a substantial portion of its assets, (iv) admitted in writing its inability to pay its debts as they become due, or (v) taken or been the subject of any action that may have an adverse effect on its ability to comply with or perform any of its covenants or obligations under any of the Transactional Agreements.

        2.15 Compliance with Legal Requirements.    Except as set forth in Part 2.15 of the Seller Disclosure Schedule: (a) the Seller is in compliance with each Legal Requirement that is applicable to it or to the conduct of its business or the ownership or use of any of its assets; (b) the Seller has at all times been in compliance with each Legal Requirement that is or was applicable to it or to the conduct of its business or the ownership or use of any of its assets; (c) no event has occurred, and no condition or circumstance exists, that might (with or without notice or lapse of time) constitute or result directly or indirectly in a violation by the Seller of, or a failure on the part of the Seller to comply with, any Legal Requirement in all material respects; and (d) the Seller has not received, at any time, any written notice from any Governmental Body or any other Person regarding (i) any actual, alleged, possible or potential violation of, or failure to comply with, any Legal Requirement, or (ii) any actual, alleged, possible or potential obligation on the part of the Seller to undertake, or to bear all or any portion of the cost of, any cleanup or any remedial, corrective or response action of any nature. The Members and the Seller have delivered to the Purchaser an accurate and complete copy of each report, study, survey or other document to which the Members or the Seller has access that addresses or otherwise relates to the compliance of the Seller with, or the applicability to the Seller of, any Legal Requirement.

        2.16 Governmental Authorizations.    Part 2.16 of the Seller Disclosure Schedule identifies: (a) each Governmental Authorization that is held by the Seller; and (b) each other Governmental Authorization that, to the best of the knowledge of each of the Members and the Seller, is held by any employee of the Seller and relates to or is useful in connection with the business of the Seller. The Members and the Seller have delivered to the Purchaser accurate and complete copies of all of the Governmental Authorizations identified in Part 2.16 of the Seller Disclosure Schedule, including all renewals thereof and all amendments thereto. Each Governmental Authorization identified or required to be identified in Part 2.16 of the Seller Disclosure Schedule is valid and in full force and effect. Except as set forth in Part 2.16 of the Seller Disclosure Schedule: (i) the Seller is and has at all times been in compliance in all material respects with all of the terms and requirements of each Governmental Authorization identified or required to be identified in Part 2.16 of the Seller Disclosure Schedule; (ii) no event has occurred, and no condition or circumstance exists, that might (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a violation of or a failure by the Seller to comply with any term or requirement of any Governmental Authorization identified or required to be identified in Part 2.16 of the Seller Disclosure Schedule, or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization identified or required to be identified in Part 2.16 of the Seller Disclosure Schedule; (iii) the Seller has never received any written notice from any Governmental Body or any other Person regarding (A) any actual, alleged, possible or potential violation of or failure to comply with any term or requirement of any Governmental Authorization, or (B) any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization; and (iv) all applications required to have been filed for the renewal of the Governmental Authorizations required to be identified in Part 2.16 of the Seller Disclosure Schedule have been duly filed on a timely basis with the appropriate Governmental Bodies, and each other notice or filing required to have been given or made with respect to such Governmental Authorizations has been duly given or made on a timely basis with the appropriate Governmental Body. The Governmental Authorizations identified in Part 2.16 of the Seller Disclosure Schedule constitute all of the Governmental Authorizations necessary (i) to enable the Seller to conduct its business in the manner in which such business is currently being conducted, and (ii) to permit the Seller to own and use its assets in the manner in which they are currently owned and used.

        2.17 Tax Matters.

          (a)   Each Tax required to have been paid, or claimed by any Governmental Body to be payable, by the Seller has been duly paid in full on a timely basis. Any Tax required to have been withheld or collected by the Seller has been duly withheld and collected; and (to the extent required) each such Tax has been paid to the appropriate Governmental Body.

          (b)   Part 2.17 of the Seller Disclosure Schedule accurately identifies each examination or audit of any Tax Return of the Seller that has been conducted since inception. The Members and the Seller have delivered to the Purchaser accurate and complete copies of all audit reports and similar documents (to which any Member or the Seller has access) relating to such Tax Returns.

          (c)   Except as set forth in Part 2.17 of the Seller Disclosure Schedule, no claim or other Proceeding is pending, or to the best of the knowledge of the Seller and the Members has been threatened, against or with respect to the Seller in respect of any Tax. There are no unsatisfied Liabilities for Taxes (including liabilities for interest, additions to tax and penalties thereon and related expenses) with respect to any notice of deficiency or similar document received by the

  Seller. The Seller has not entered into or become bound by any agreement or consent pursuant to Section 341(f) of the Code.

          (d)   There is no agreement, plan, arrangement or other Contract covering any Seller Employee that, individually or collectively, could give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 280G or Section 162 of the Code.

          (e)   The Seller has delivered to (or made available for inspection by) the Purchaser accurate and complete copies of all Tax Returns that have been filed on behalf of or with respect to the Seller since inception. Except as disclosed in Part 2.17 of the Seller Disclosure Schedule, the information contained in such Tax Returns is accurate and complete in all material respects.

        2.18 Employee And Labor Matters.

          (a)   Part 2.18(a) of the Seller Disclosure Schedule accurately sets forth, with respect to each employee of the Seller who will be employed by the Purchaser on the Closing Date (including any employee of the Seller who is on a leave of absence or on layoff status):

              (i)  the name of such employee and the date as of which such employee was originally hired by the Seller;

             (ii)  such employee's title, and a description of such employee's duties and responsibilities;

           (iii)  the aggregate dollar amount of the compensation (including wages, salary, commissions, director's fees, fringe benefits, bonuses, profit-sharing payments and other payments or benefits of any type) received by such employee from the Seller with respect to services performed in 2004;

            (iv)  such employee's annualized compensation as of the date of this Agreement;

             (v)  each Seller Employee Plan in which such employee participates or is eligible to participate; and

            (vi)  any Governmental Authorization that is held by such employee and that relates to or is useful in connection with the Seller's business.

          (b)   Except as set forth in Part 2.18(b) of the Seller Disclosure Schedule, the employment of each of the Seller's employees who will be employed by the Purchaser on the Closing Date is terminable by the Seller at will and any such termination would not result in any amount of severance or other payment owing to such employee. The Seller has delivered to the Purchaser accurate and complete copies of all employee manuals and handbooks, disclosure materials, policy statements and other materials relating to the employment of the current and former employees of the Seller.

          (c)   To the best of the knowledge of the Seller and the Members, as to each employee of the Seller who will be employed by the Purchaser on the Closing Date:

              (i)  such employee does not intend to terminate his employment with the Seller;

             (ii)  such employee has not received an offer to join a business that may be competitive with the Seller's business; and

           (iii)  such employee is not a party to or is not bound by any confidentiality agreement, noncompetition agreement or other Contract (with any Person other than the Seller) that may have an adverse effect on: (A) the performance by such employee of any of his duties or responsibilities as an employee of the Seller; or (B) the Seller's business or operations.

          (d)   Part 2.18(d) of the Seller Disclosure Schedule accurately sets forth, with respect to each independent contractor of the Seller whose services will be continued by the Purchaser after the Closing Date:

              (i)  the name of such independent contractor and the date as of which such independent contractor was originally hired by the Seller;

             (ii)  a description of such independent contractor duties and responsibilities;

           (iii)  the aggregate dollar amount of the compensation (including all payments or benefits of any type) received by such independent contractor from the Seller with respect to services performed in 2004;

            (iv)  the terms of compensation of such independent contractor; and

             (v)  any Governmental Authorization that is held by such independent contractor and that relates to or is useful in connection with the Seller's business.

          (e)   Except as set forth in Part 2.18(e) of the Seller Disclosure Schedule, the Seller is not a party to or bound by, and the Seller has never been a party to or bound by, any employment agreement or any union contract, collective bargaining agreement or similar Contract.

          (f)    There has never been any slowdown, work stoppage, labor dispute or union organizing activity, or any similar activity or dispute, affecting the Seller, any such slowdown, work stoppage, labor dispute or union organizing activity or any similar activity or dispute. To the best of the knowledge of the Seller and the Members, no event has occurred, and no condition or circumstance exists, that might directly or indirectly give rise to or provide a basis for the commencement of any such slowdown, work stoppage, labor dispute or union organizing activity or any similar activity or dispute. There are no actions, suits, claims, labor disputes or grievances pending or, to the best of the knowledge of the Seller and the Members, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any Seller Employee, including, without limitation, charges of unfair labor practices or discrimination complaints.

        2.19 Employee Benefit Plans and Compensation.

          (a)   Part 2.19(a) of the Seller Disclosure Schedule contains an accurate and complete list as of the date hereof of each Seller Employee Plan and each Seller Employee Agreement. The Seller does not intend nor has it committed to establish or enter into any new Seller Employee Plan or Seller Employee Agreement, or to modify any Seller Employee Plan or Seller Employee Agreement (except to conform any such Seller Employee Plan or Seller Employee Agreement to the requirements of any applicable Legal Requirements, in each case as previously disclosed to the Purchaser in writing or as required by this Agreement).

          (b)   The Seller has delivered to the Purchaser: (i) correct and complete copies of all documents setting forth the terms of each Seller Employee Plan and each Seller Employee Agreement, including all amendments thereto and all related trust documents; (ii) the three most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Seller Employee Plan; (iii) if the Seller Employee Plan is subject to the minimum funding standards of Section 302 of ERISA, the most recent annual and periodic accounting of Seller Employee Plan assets; (iv) the most recent summary plan description together with the summaries of material modifications thereto, if any, required under ERISA with respect to each Seller Employee Plan; (v) all material written Contracts relating to each Seller Employee Plan, including administrative service agreements and group insurance contracts; (vi) all written materials provided to any Seller Employee relating to any Seller Employee Plan and any proposed Seller Employee Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events that would result in any liability to the Seller or any Seller Affiliate; (vii) all correspondence to or from any Governmental Body relating to any Seller Employee Plan; (viii) all COBRA forms and related notices; (ix) all insurance policies in the possession of the Seller or any Seller Affiliate pertaining to fiduciary liability insurance covering the fiduciaries for each Seller Employee Plan; (x) all discrimination tests required under the Code for each Seller Employee Plan intended to be qualified under Section 401(a) of the Code for the three most recent plan years; and (xi) the most recent IRS determination or opinion letter issued with respect to each Seller Employee Plan intended to be qualified under Section 401(a) of the Code.

          (c)   The Seller and each of the Seller Affiliates have performed all material obligations required to be performed by them under each Seller Employee Plan and are not in material default or material violation of, and neither the Seller nor any of the Members have knowledge of any material default or material violation by any other party to, the terms of any Seller Employee Plan, and each Seller Employee Plan has been established and maintained substantially in accordance with its terms and in substantial compliance with all applicable Legal Requirements, including ERISA and the Code. Any Seller Employee Plan intended to be qualified under Section 401(a) of the Code has obtained a favorable determination letter (or opinion letter, if applicable) as to its qualified status under the Code. No "prohibited transaction," within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Seller Employee Plan. There are no claims or Proceedings pending, or, to the best of the knowledge of the Seller and the Members threatened or reasonably anticipated (other than routine claims for benefits), against any Seller Employee Plan or against the assets of any Seller Employee Plan. Each Seller Employee Plan (other than any Seller Employee Plan to be terminated prior to the Closing in accordance with this Agreement) can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without liability to the Purchaser, the Seller or any Seller Affiliate (other than ordinary administration expenses). There are no audits, inquiries or Proceedings pending or, to the best of the knowledge of the Seller and the Members threatened, by the IRS, DOL, or any other Governmental Body with respect to any Seller Employee Plan. Neither the Seller nor any Seller Affiliate has ever incurred any penalty or tax with respect to any Seller Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code. The

  Seller and each Seller Affiliates have made all contributions and other payments required by and due under the terms of each Seller Employee Plan.

          (d)   Neither the Seller nor any Seller Affiliate has ever maintained, established, sponsored, participated in, or contributed to any: (i) Seller Pension Plan subject to Title IV of ERISA; or (ii) "multiemployer plan" within the meaning of Section (3)(37) of ERISA. Neither the Seller nor any Seller Affiliate has ever maintained, established, sponsored, participated in or contributed to, any Seller Pension Plan in which stock of the Seller or any Seller Affiliate is or was held as a plan asset. The fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance, or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide in full for the accrued benefit obligations, with respect to all current and former participants in such Foreign Plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to and obligations under such Foreign Plan, and no transaction contemplated by this Agreement shall cause any such assets or insurance obligations to be less than such benefit obligations.

          (e)   No Seller Employee Plan provides (except at no cost to the Seller or any Seller Affiliate), or reflects or represents any liability of the Seller or any Seller Affiliate to provide, retiree life insurance, retiree health benefits or other retiree employee welfare benefits to any Person for any reason, except as may be required by COBRA or other applicable Legal Requirements. Other than commitments made that involve no future costs to the Seller or any Seller Affiliate, neither the Seller nor any Seller Affiliate has ever represented, promised or contracted (whether in oral or written form) to any Seller Employee (either individually or to Seller Employees as a group) or any other Person that such Seller Employee(s) or other person would be provided with retiree life insurance, retiree health benefit or other retiree employee welfare benefits, except to the extent required by applicable Legal Requirements.

          (f)    Except as set forth in Part 2.19(f) of the Seller Disclosure Schedule, and except as expressly required or provided by this Agreement, neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Seller Employee Plan, Seller Employee Agreement, trust or loan that will or may result (either alone or in connection with any other circumstance or event) in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Seller Employee.

          (g)   Except as set forth in Part 2.19(g) of the Seller Disclosure Schedule, the Seller and each of the Seller Affiliates: (i) are, and at all times have been, in substantial compliance with all applicable Legal Requirements respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Seller Employees, including the health care continuation requirements of COBRA, the requirements of FMLA, the requirements of HIPAA and any similar provisions of state law; (ii) have withheld and reported all amounts required by applicable Legal Requirements or by Contract to be withheld and reported with respect to wages, salaries and other payments to Seller Employees; (iii) are not liable for any arrears of wages or any taxes or any penalty for failure to comply with the Legal Requirements applicable of the foregoing; and (iv) are not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Body with respect to unemployment compensation benefits, social security or other benefits or obligations for Seller Employees (other than routine payments to be made in the normal course of business and consistent with past practice). Except as disclosed in Part 2.19(g) of the Seller Disclosure Schedule, there are no pending or, to the best of the knowledge of the Seller and the Members, threatened or reasonably anticipated claims or Proceedings against the Seller or any Seller Affiliate under any worker's compensation policy or long-term disability policy.

          (h)   To the best of the knowledge of the Seller and the Members, no Seller Employee is obligated under any Contract or subject to any judgment, decree, or order of any court or other Governmental Body that would interfere with such Person's efforts to promote the interests of the Seller or that would interfere with the business of the Seller or any Seller Affiliate. Neither the execution nor the delivery of this Agreement, nor the carrying on of the business of the Seller or any Seller Affiliate as presently conducted nor any activity of such shareholder or Seller Employees in connection with the carrying on of the business of the Seller or any Seller Affiliate as presently conducted will, to the best of the knowledge of the Seller and the Members, conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default under, any Contract under which any of such shareholders or Seller Employees is now bound.

        2.20 Environmental Matters.

          (a)   The Seller is not liable or potentially liable for any response cost or natural resource damages under Section 107(a) of CERCLA, or under any other so-called "superfund" or "superlien" law or similar Legal Requirement, at or with respect to any site.

          (b)   The Seller has never received any notice from any Governmental Body or other Person regarding any actual, alleged, possible or potential Liability arising from or relating to the presence, generation, manufacture, production, transportation, importation, use, treatment, refinement, processing, handling, storage, discharge, release, emission or disposal of any Hazardous Material. No Person has ever commenced or threatened to commence, any contribution action or other Proceeding against the Seller in connection with any such actual, alleged, possible or potential Liability; and no event has occurred, and no condition or circumstance exists, that may directly or indirectly give rise to, or result in the Seller becoming subject to, any such Liability.

          (c)   The Seller has never generated, manufactured, produced, transported, imported, used, treated, refined, processed, handled, stored, discharged, released or disposed of any Hazardous Material (whether lawfully or unlawfully), nor permitted (knowingly or otherwise) any Hazardous Material to be generated, manufactured, produced, used, treated, refined, processed, handled, stored, discharged, released or disposed of (whether lawfully or unlawfully): (i) on or beneath the surface of any real property that is, or that has at any time been, owned by, leased to, controlled by or used by the Seller; (ii) in or into any surface water, groundwater, soil or air associated with or adjacent to any such real property; or (iii) in or into any well, pit, pond, lagoon, impoundment, ditch, landfill, building, structure, facility, improvement, installation, equipment, pipe, pipeline, vehicle or storage container that is or was located on or beneath the surface of any such real property or that is or has at any time been owned by, leased to, controlled by or used by the Seller.

        2.21 Performance of Services.    All services that have been performed on behalf of the Seller were performed in all material respects in full conformity with the terms and requirements of all applicable warranties and other Contracts and with all applicable Legal Requirements. The Purchaser will not incur or otherwise become subject to any Liability arising directly or indirectly from any services performed by the Seller. There is no claim pending or, to the best knowledge of the Seller and the Members being threatened, against the Seller relating to any services performed by the Seller, and, to the best of the knowledge of the Members and the Seller, there is no basis for the assertion of any such claim.

        2.22 Insurance.    Part 2.22 of the Seller Disclosure Schedule identifies each insurance claim made by the Seller since December 31, 2002. No event has occurred, and no condition or circumstance exists, that might (with or without notice or lapse of time) directly or indirectly give rise to or serve as a basis for any such insurance claim. The Seller has not received: (i) any written notice regarding the actual or possible cancellation or invalidation of any of the Seller's insurance policies or regarding any actual or possible adjustment in the amount of the premiums payable with respect to any of said policies; (ii) any written notice regarding any actual or possible refusal of coverage under, or any actual or possible rejection of any claim under, any of the Seller's insurance policies; or (iii) any written indication that the issuer of any of the Seller's insurance policies may be unwilling or unable to perform any of its obligations thereunder.

        2.23 Related Party Transactions.    Except as set forth in Part 2.23 of the Seller Disclosure Schedule: (a) no Related Party has any direct or indirect interest of any nature in any of the assets of the Seller; (b) no Related Party is indebted to the Seller; (c) since December 31, 2002, no Related Party has entered into, or has had any direct or indirect financial interest in, any Seller Contract, transaction or business dealing of any nature involving the Seller; (d) no Related Party is competing, or has at any time since December 31, 2002 competed, directly or indirectly, with the Seller; (e) no Related Party has any claim or right against the Seller; and (f) no event has occurred, and no condition or circumstance exists, that might (with or without notice or lapse of time) directly or indirectly give rise to or serve as a basis for any claim or right in favor of any Related Party against the Seller.

        2.24 Certain Payments, Etc.    The Seller has not, and to the best knowledge of the Seller and the Members no officer, employee, agent or other Person associated with or acting for or on behalf of the Seller has, at any time, directly or indirectly: (a) used any funds of the Seller (i) to make any unlawful political contribution or gift or for any other unlawful purpose relating to any political activity, (ii) to make any unlawful payment to any governmental official or employee, or (iii) to establish or maintain any unlawful or unrecorded fund or account of any nature; (b) made any false or fictitious entry, or failed to make any entry that should have been made, in any of the books of account or other records of the Seller; (c) made any payoff, influence payment, bribe, rebate, kickback or unlawful payment to any Person; (d) performed any favor or given any gift which was not deductible for federal income tax purposes; (e) made any payment (whether or not lawful) to any Person, or provided (whether lawfully or unlawfully) any favor or anything of value (whether in the form of property or services, or in any other form) to any Person, for the purpose of obtaining or paying for (i) favorable treatment in securing business, or (ii) any other special concession; or (f) agreed, committed or offered (in writing or otherwise) to take any of the actions described in clauses "(a)" through "(e)" above.

        2.25 Proceedings; Orders.    Except as set forth in Part 2.25 of the Seller Disclosure Schedule, there is no pending Proceeding, and to the best of the knowledge of the Seller and the Members no Person has threatened to commence any Proceeding: (i) that involves the Seller or that otherwise relates to or might affect the business of the Seller or any of the Assets (whether or not the Seller is named as a party thereto); or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Transactions. Except as set forth in Part 2.25 of the Seller Disclosure Schedule, to the best of the knowledge of the Seller and the Members no event has occurred, and no claim, dispute or other condition or circumstance exists, that might directly or indirectly give rise to or serve as a basis for the commencement of any such Proceeding. Except as set forth in Part 2.25 of the Seller Disclosure Schedule, no Proceeding has ever been commenced by or against the Seller. The Members and the Seller have delivered to the Purchaser accurate and complete copies of all pleadings, correspondence and other written materials (to which any of the Members or the Seller has access and which are not subject to the attorney client privilege or work product doctrine) that relate to the Proceedings identified in Part 2.25 of the Seller Disclosure Schedule. There is no Order to which the Seller, or any of the assets owned or used by the Seller, is subject; and none of the Members or any other Related Party is subject to any Order that relates to the Seller's business or to any of the assets of the Seller. To the best of the knowledge of the Seller and the Members, no employee of the Seller is subject to any Order that may prohibit employee from engaging in or continuing any conduct, activity or practice relating to the business of the Seller. There is no proposed

Order that, if issued or otherwise put into effect, (i) may have an adverse effect on the business, condition, assets, liabilities, operations, financial performance or net income of the Seller or on the ability of any Member or the Seller to comply with or perform any covenant or obligation under any of the Transactional Agreements, or (ii) may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the Transactions.

        2.26 Authority; Binding Nature of Agreements.

          (a)   The Seller has the absolute and unrestricted right, power and authority to enter into and to perform its obligations under each of the Transactional Agreements to which it is or may become a party.

          (b)   Each of the Members has the absolute and unrestricted right, power and capacity to enter into and to perform his obligations under each of the Transactional Agreements to which he is or may become a party. This Agreement constitutes the legal, valid and binding obligation of each of the Members, enforceable against each of the Members in accordance with its terms, except as such enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and to rules of law governing specific performance, injunctive relief or other equitable remedies. Upon the execution of each of the other Transactional Agreements at the Closing, each of such other Transactional Agreements to which any of the Members is a party will constitute the legal, valid and binding obligation of such Member and will be enforceable against such Member in accordance with its terms, except as such enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and to rules of law governing specific performance, injunctive relief or other equitable remedies.

        2.27 Non-Contravention; Consents.    Except as set forth in Part 2.27 of the Seller Disclosure Schedule, neither the execution and delivery of any of the Transactional Agreements by the Seller or the Members, nor the consummation or performance of any of the Transactions by the Seller or the Members, will directly or indirectly (with or without notice or lapse of time):

          (a)   contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which any of the Members or the Seller, or any of the assets of the Seller, is subject;

          (b)   cause the Purchaser or any affiliate of the Purchaser to become subject to, or to become liable for the payment of, any Tax;

          (c)   contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is to be included in the Assets or is held by the Seller or any employee of the Seller;

          (d)   contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Seller Contract;

          (e)   give any Person the right to (i) declare a default or exercise any remedy under any Seller Contract, (ii) accelerate the maturity or performance of any Seller Contract, or (iii) cancel, terminate or modify any Seller Contract; or

          (f)    result in the imposition or creation of any Encumbrance upon or with respect to any of the Assets.

Except as set forth in Part 2.27 of the Seller Disclosure Schedule, neither the Seller nor any Member was, is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with the execution and delivery of any of the Transactional Agreements or the consummation or performance of any of the Transactions.

        2.28 Brokers.    Except as disclosed in Part 2.28 of the Seller Disclosure Schedule, neither the Seller nor any Member has agreed or become obligated to pay, or has taken any action that might result in any Person claiming to be entitled to receive, any brokerage commission, finder's fee or similar commission or fee in connection with any of the Transactions.

        2.29 Full Disclosure.    None of the Transactional Agreements or the Seller Disclosure Schedule contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein or therein, as the case may be, in light of the circumstances under which such statements were made, not misleading. All of the information set forth in the Seller Disclosure Schedule, and all other information regarding the Seller and its business, condition, assets, liabilities, operations, financial performance and net income that has been furnished to the Purchaser or any of the Purchaser's Representatives by or on behalf of any Member or the Seller or by any Representative of any Member or of the Seller, is accurate and complete in all material respects.

3.     REPRESENTATIONS AND WARRANTIES OF THE PURCHASER.

        The Purchaser represents and warrants, to and for the benefit of the Seller, as follows:

        3.1   Due Organization; No Subsidiaries; Etc.    The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Purchaser is qualified, authorized, registered or licensed to do business as a foreign corporation in each jurisdiction in which the failure to so qualify would have a material adverse effect on the Purchaser. The Purchaser does not have any subsidiaries, and does not own, beneficially or otherwise, any shares or other securities of, or any direct or indirect interest of any nature in, any other Entity. The Purchaser has never conducted any business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, trade name or other name, other than "Aptas, Inc.," AccelX," "ImpulseSale.com, Inc." and "Nextron Communications, Inc."

        3.2   Organizational Documents; Records.    The Purchaser has delivered to (or made available for inspection by) the Seller accurate and complete copies of: (i) the organizational documents of the Purchaser, including its certificate of incorporation, including all amendments thereto; (ii) the stock records of the Purchaser; and (iii) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the shareholders of the Purchaser, the board of directors of the Purchaser and all committees of the board of directors of the Purchaser. There have been no meetings or other proceedings of the shareholders of the Purchaser, the board of directors of the Purchaser or any committee of the board of directors of the Purchaser that are not fully reflected in all material respects in such minutes or other records. The books of account, stock records, minute books and other records of the Purchaser are accurate, up-to-date and complete, and have been maintained in accordance with sound and prudent business practices. All of the records of the Purchaser are in the actual possession and direct control of the Purchaser.

        3.3   Purchaser Financial Statements.    The Purchaser has delivered to the Seller the following financial statements (collectively, the "Purchaser Financial Statements"): (i) the unaudited balance sheets of the Purchaser as of December 31, 2004, December 31, 2003 and December 31, 2002, and the related statements of income, retained earnings and cash flows for the years then ended. The Purchaser Financial Statements have been prepared in accordance with GAAP (except that the Purchaser Financial Statements do not have footnotes) and present fairly in all material respects the financial position of the Purchaser as of the respective dates thereof and the results of operations and cash flows of the Purchaser for the periods covered thereby.

        3.4   Absence of Changes.    Except as set forth in Part 3.4 of the Purchaser Disclosure Schedule, since December 31, 2004:

          (a)   there has not been any adverse change in, and no event has occurred that might have an adverse effect on, the business, condition, assets, liabilities, operations, financial performance or net income of the Purchaser;

          (b)   there has not been any loss, damage or destruction to, or any interruption in the use of, any of the material assets of the Purchaser (whether or not covered by insurance);

          (c)   the Purchaser has not (i) declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock or other securities, or (ii) repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities;

          (d)   the Purchaser has not purchased or otherwise acquired any asset from any other Person, except for supplies acquired by the Purchaser in the Ordinary Course of Business;

          (e)   the Purchaser has not leased or licensed any asset from any other Person;

          (f)    the Purchaser has not made any capital expenditure;

          (g)   the Purchaser has not sold or otherwise transferred, or leased or licensed, any asset to any other Person;

          (h)   the Purchaser has not written off as uncollectible, or established any extraordinary reserve with respect to, any account receivable or other indebtedness;

          (i)    the Purchaser has not made any loan or advance to any other Person;

          (j)    no Contract by which the Purchaser or any of the assets owned or used by the Purchaser are or were bound, or under which the Purchaser have or had any rights or interest, has been amended or terminated;

          (k)   the Purchaser has not incurred, assumed or otherwise become subject to any Liability, other than Liabilities incurred by the Purchaser in bona fide transactions entered into in the Ordinary Course of Business;

          (l)    the Purchaser has not discharged any Encumbrance or discharged or paid any indebtedness or other Liability, except for Encumbrances discharged or Liabilities paid in the Ordinary Course of Business;

          (m)  the Purchaser has not forgiven any debt or otherwise released or waived any right or claim other than in the Ordinary Course of Business;

          (n)   the Purchaser has not changed any of its methods of accounting or accounting practices in any respect;

          (o)   the Purchaser has not entered into any transaction or taken any other action outside the Ordinary Course of Business;

          (p)   the Purchaser has not agreed, committed or offered (in writing or otherwise) to take any of the actions referred to in clauses "(c)" through "(o)" above; and

          (q)   the Purchaser has paid and discharged its obligations and liabilities in the Ordinary Course of Business.

        3.5   Brokers.    The Purchaser has not become obligated to pay, and has not taken any action that might result in any Person claiming to be entitled to receive, any brokerage commission, finder's fee or similar commission or fee in connection with any of the Transactions.

        3.6   Authority and Related Matters.    The Purchaser has all requisite power and authority to enter into this Agreement and any Transactional Agreement to which it is or will be a party and to consummate the Transactions. The execution and delivery of this Agreement and any Transactional Agreement to which the Purchaser is a party and the consummation of the Transactions have been duly authorized by all necessary organizational action on the part of the Purchaser, and no further action is required on the part of the Purchaser to authorize the Agreement and any Transactional Agreement to which it is a party and the Transactions. This Agreement and any Transactional Agreement to which it is a party have been duly executed and delivered by the Purchaser, and assuming the due authorization, execution and delivery by the other parties to such Transactional Agreements, constitutes or will constitute a legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except that such enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and to rules of law governing specific performance, injunctive relief or other equitable remedies.

        3.7   ISx Financial Statements.    Purchaser has delivered to the Seller the following financial statements in the form provided to it by Information Services Extended, Inc., a Delaware corporation ("ISx") (collectively, the "ISx Financial Statements"): (i) the audited balance sheets of ISx as of December 31, 2003 and December 31, 2002, and the related statements of income and retained earnings and cash flows for the years then ended, together with the notes thereto and the report of Ernst & Young with respect thereto; and (ii) the unaudited balance sheet of ISx as of December 31, 2004 and the related statements of income and cash flows for the year then ended. The ISx Financial Statements have been prepared in accordance with GAAP (except that the financial statements referred to in clause "(ii)" of this Section 3.7 do not have footnotes) and present fairly in all material respects the financial position of ISx as of the respective dates thereof and the results of operations and cash flows of ISx for the periods covered thereby.

        3.8   Intellectual Property.

          (a)   Part 3.8(a) of the Purchaser Disclosure Schedule accurately identifies and describes:

              (i)  in Part 3.8(a)(i) of the Purchaser Disclosure Schedule, each proprietary service developed, marketed, performed or sold by the Purchaser at any time since December 31, 2001, and not abandoned, and any product or service currently under development by the Purchaser;

             (ii)  in Part 3.8(a)(ii) of the Purchaser Disclosure Schedule: (A) each item of Registered IP in which the Purchaser has or purports to have an ownership interest of any nature (whether exclusively, jointly with another Person or otherwise); (B) the jurisdiction in which such item of Registered IP has been registered or filed and the applicable registration or serial number; (C) any other Person that has an ownership interest in such item of Registered IP and the nature of such ownership interest; and (D) each product or service identified in Part 3.8(a)(i) of the Purchaser Disclosure Schedule that embodies, incorporates or is based upon or derived from (or, with respect to products and services under development, that is expected to embody, utilize or be based upon or derived from) such item of Registered IP;

           (iii)  in Part 3.8(a)(iii) of the Purchaser Disclosure Schedule: (A) all Intellectual Property Rights or Intellectual Property licensed to the Purchaser (other than any non-customized software that: (1) is so licensed solely in executable or object code form pursuant to a nonexclusive, internal use software license, (2) is not incorporated into, or used directly in the development, manufacturing or distribution of, the products or services of the Purchaser and (3) is generally available on standard terms for less than $20,000); (B) the corresponding Contract or Contracts pursuant to which such Intellectual Property Rights or Intellectual

    Property is licensed to the Purchaser; and (C) whether the license or licenses so granted to the Purchaser are exclusive or nonexclusive; and

            (iv)  in Part 3.8(a)(iv) of the Purchaser Disclosure Schedule, each Contract pursuant to which any Person has been granted any license under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any Purchaser IP.

          (b)   The Purchaser has provided to the Seller a complete and accurate copy of each standard form of Purchaser IP Contract currently used by the Purchaser, including each standard form of: (i) end user license agreement; (ii) development agreement; (iii) distributor or reseller agreement; (iv) employee agreement containing any assignment or license of Intellectual Property or Intellectual Property Rights or any confidentiality provision; (v) consulting or independent contractor agreement containing any assignment or license of Intellectual Property or Intellectual Property Rights or any confidentiality provision; or (vi) confidentiality or nondisclosure agreement. Except for the nonexclusive licenses and rights granted in Contracts identified in Part 3.8(a)(iv) of the Purchaser Disclosure Schedule, the Purchaser is not bound by, and no Purchaser IP is subject to, any Contract containing any covenant or other provision that in any way limits or restricts the ability of the Purchaser to use, exploit, assert, or enforce any Purchaser IP anywhere in the world.

          (c)   Except as disclosed in Part 3.8(c) of the Purchaser Disclosure Schedule, the Purchaser exclusively owns all right, title and interest to and in the Purchaser IP (other than Intellectual Property Rights or Intellectual Property exclusively licensed to the Purchaser, as identified in Part 3.8(a)(iii) of the Purchaser Disclosure Schedule) free and clear of any Encumbrances (other than nonexclusive licenses granted pursuant to the Contracts listed in Part 3.8(a)(iv) of the Purchaser Disclosure Schedule). Without limiting the generality of the foregoing:

              (i)  in Part 3.8(a)(ii) of the Purchaser Disclosure Schedule, Purchaser has identified all Registered IP; all documents and instruments necessary to perfect the rights of the Purchaser in such Registered IP have been validly executed, delivered and filed in a timely manner with the appropriate Governmental Body;

             (ii)  each Person who is or was an employee or independent contractor of the Purchaser and who is or was involved in the creation or development of any Purchaser IP has signed an agreement containing an irrevocable assignment of Intellectual Property Rights to the Purchaser and confidentiality provisions protecting the Purchaser IP;

           (iii)  no Employee of the Purchaser has any claim, right (whether or not currently exercisable) or interest to or in any Purchaser IP;

            (iv)  to the best of the knowledge of the Purchaser, no employee or independent contractor of the Purchaser is: (A) bound by or otherwise subject to any Contract restricting him or her from performing his or her duties for the Purchaser; or (B) in breach of any Contract known to the Purchaser with any former employer or other Person concerning Intellectual Property Rights or confidentiality;

             (v)  no funding, facilities or personnel of any Governmental Body were used, directly or indirectly, to develop or create, in whole or in part, any Purchaser IP;

            (vi)  the Purchaser has taken all reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in all proprietary information held by the Purchaser, or purported to be held by the Purchaser, as a trade secret;

           (vii)  except as may be disclosed in Part 3.8(c)(vii) of the Purchaser Disclosure Schedule, since December 31, 2001, the Purchaser has never assigned or otherwise transferred ownership of, or agreed to assign or otherwise transfer ownership of, any Intellectual Property Right to any other Person;

          (viii)  the Purchaser is not now nor has ever been a member or promoter of, or a contributor to, any industry standards body or similar organization that could require or obligate the Purchaser to grant or offer to any other Person any license or right to any Purchaser IP; and

            (ix)  the Purchaser owns or otherwise has all Intellectual Property Rights needed to conduct the business of the Purchaser as currently conducted.

          (d)   All Purchaser IP is valid, subsisting and enforceable. Without limiting the generality of the foregoing:

              (i)  to the best of the knowledge of the Purchaser no trademark (whether registered or unregistered) or trade name owned, used, or applied for by the Purchaser conflicts or interferes with any trademark (whether registered or unregistered) or trade name owned, used or applied for by any other Person;

             (ii)  to the best of the knowledge of the Purchaser, there is no basis for a claim that any Purchaser IP is invalid or unenforceable.

          (e)   Except as disclosed in Part 3.8(e) of the Purchaser Disclosure Schedule, neither the execution, delivery or performance of any of the Transactional Agreements by the Purchaser nor the consummation of any of the Transactions will, with or without notice or the lapse of time, result in or give any other Person the right or option to cause or declare: (i) a loss of, or Encumbrance on, any Purchaser IP; (ii) a Breach of any Contract listed or required to be listed in Part 3.8(a)(iii) of the Purchaser Disclosure Schedule; (iii) the release, disclosure or delivery of any Purchaser IP by or to any escrow agent or other Person; or (iv) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any of the Purchaser IP.

          (f)    To the best of the knowledge of the Purchaser, no Person has infringed, misappropriated, or otherwise violated, and no Person is currently infringing, misappropriating or otherwise violating, any Purchaser IP. Part 3.8(f) of the Purchaser Disclosure Schedule accurately identifies (and the Purchaser has provided to the Purchaser a complete and accurate copy of) each letter or other written or electronic communication or correspondence that has been sent or otherwise delivered by or to the Purchaser regarding any actual, alleged or suspected infringement or misappropriation of any Purchaser IP and provides a brief description of the current status of the matter referred to in such letter, communication or correspondence.

          (g)   Except as disclosed in Part 3.8(g) of the Purchaser Disclosure Schedule, the Purchaser has never infringed (directly, contributorily, by inducement or otherwise), misappropriated or otherwise violated any Intellectual Property Right of any other Person. Without limiting the generality of the foregoing:

              (i)  no product, information or service ever manufactured, produced, distributed, published, used, provided or sold by or on behalf of the Purchaser, and no Intellectual Property ever owned, used or developed by the Purchaser, has ever infringed, misappropriated or otherwise violated any Intellectual Property Right of any other Person;

             (ii)  no infringement, misappropriation or similar claim or Proceeding is pending, or to the best of the knowledge of the Purchaser has been threatened, against the Purchaser or against any other Person who may be entitled to be indemnified, defended, held harmless or reimbursed by the Purchaser with respect to such claim or Proceeding;

           (iii)  to its knowledge, the Purchaser has never received any notice relating to any actual, alleged or suspected infringement, misappropriation or violation of any Intellectual Property Right of another Person;

            (iv)  the Purchaser is not bound by any Contract to indemnify, defend, hold harmless or reimburse any other Person with respect to any intellectual property infringement, misappropriation or similar claim (other than pursuant to the standard forms of Purchaser IP Contracts described in Section 3.8(b));

             (v)  the Purchaser has never assumed, or agreed to discharge or otherwise take responsibility for, any existing or potential liability of another Person for infringement, misappropriation or violation of any Intellectual Property Right (other than pursuant to the standard forms of Purchaser IP Contracts described in Section 3.8(b)); and

            (vi)  no claim or Proceeding involving any Intellectual Property or Intellectual Property Right licensed to the Purchaser is pending or, to the best of the knowledge of the Purchaser, has been threatened, except for any such claim or Proceeding that, if adversely determined, would not adversely affect: (A) the use or exploitation of such Intellectual Property or Intellectual Property Right by the Purchaser; or (B) the manufacturing, distribution or sale of any product or service being developed, offered, manufactured, distributed or sold by the Purchaser.

          (h)   None of the Purchaser Software (other than Purchaser Software that is (i) currently under development and (ii) is not, as of the date hereof, the subject of any license agreements or customer contract of any kind): (i) contains any bug, defect or error (including any bug, defect or error relating to or resulting from the display, manipulation, processing, storage, transmission or use of date data) that materially and adversely affects the use, functionality or performance of such Purchaser Software or any product or system containing or used in conjunction with such Purchaser Software; or (ii) fails to comply with any applicable warranty or other contractual commitment relating to the use, functionality or performance of such software or any product or system containing or used in conjunction with such Purchaser Software.

          (i)    None of the Purchaser Software contains any "back door," "drop dead device," "time bomb," "Trojan horse," "virus," or "worm" (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing, any of the following functions: (i) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (ii) damaging or destroying any data or file without the user's consent.

          (j)    None of the Purchaser Software is subject to any "copyleft" or other obligation or condition (including any obligation or condition under any "open source" license such as the GNU Public License, Lesser GNU Public License or Mozilla Public License) that: (i) could or does require, or could or does condition the use or distribution of such Purchaser Software on, the disclosure, licensing or distribution of any source code for any portion of such Purchaser Software; or (ii) could or does otherwise impose any limitation, restriction or condition on the right or ability of the Purchaser to use or distribute any Purchaser Software.

          (k)   Except as identified in Part 3.8(k) of the Purchaser Disclosure Schedule, no source code for any Purchaser Software has been delivered, licensed or made available to any escrow agent or other Person who is not, as of the date of this Agreement, an employee of the Purchaser. The Purchaser does not have any duty or obligation (whether present, contingent or otherwise) to deliver, license or make available the source code for any Purchaser Software to any escrow agent or other Person who is not, as of the date of this Agreement, an employee of the Purchaser. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the delivery, license or disclosure of any source code for any Purchaser Software to any other Person who is not, as of the date of this Agreement, an employee of the Purchaser.

        3.9   Liabilities.

          (a)   Except as set forth in Part 3.9 of the Purchaser Disclosure Schedule, the Purchaser has no Liabilities, except for: (i) Liabilities identified as such in the "liabilities" columns of the Purchaser Unaudited Balance Sheet; (ii) Liabilities incurred by the Purchaser in bona fide transactions entered into in the Ordinary Course of Business since December 31, 2004; and (iii) the other Liabilities of Purchaser listed in Part 3.9 of the Purchaser Disclosure Schedule.

          (b)   Except as set forth in Part 3.9 of the Purchaser Disclosure Schedule, ISx has no Liabilities, except for (i) Liabilities identified as such in the "liabilities" columns of the ISx Financial Statements; (ii) Liabilities incurred by ISx in bona fide transactions entered into the Ordinary Course of Business since December 31, 2004; and (iii) the other Liabilities of ISx listed in Part 3.9 of the Purchaser Disclosure Schedule.

          (c)   Neither the Purchaser nor ISx has, at any time, (i) made a general assignment for the benefit of creditors, (ii) filed, or had filed against it, any bankruptcy petition or similar filing, (iii) suffered the attachment or other judicial seizure of all or a substantial portion of its assets, (iv) admitted in writing its inability to pay its debts as they become due, or (v) taken or been the subject of any action that may have an adverse effect on its ability to comply with or perform any of its covenants or obligations under any of the Transactional Agreements.

        3.10 Proceedings; Orders.    Except as set forth in Part 3.10 of the Purchaser Disclosure Schedule, there is no pending Proceeding, and to the best of the knowledge of the Purchaser no Person has threatened to commence any Proceeding: (i) that involves the Purchaser or ISx or that otherwise relates to or might affect the business of the Purchaser or ISx (whether or not the Seller is named as a party thereto); or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Transactions. Except as set forth in Part 3.10 of the Purchaser Disclosure Schedule, to the best of the knowledge of the Purchaser no event has occurred, and no claim, dispute or other condition or circumstance exists, that might directly or indirectly give rise to or serve as a basis for the commencement of any such Proceeding. Except as set forth in Part 3.10 of the Purchaser Disclosure Schedule, no Proceeding has ever been commenced by or against the Purchaser or ISx. The Purchaser has delivered to the Seller accurate and complete copies of all pleadings, correspondence and other written materials (to which the Purchaser has access and which are not subject to the attorney client privilege or work product doctrine) that relate to the Proceedings identified in Part 3.10 of the Purchaser Disclosure Schedule. There is no Order to which the Purchaser or ISx, or any of the assets owned or used by the Purchaser or ISx, is subject; and neither the Purchaser nor ISx is subject to any Order that relates to their respective business or to any of the assets of the Purchaser or ISx. To the best of the knowledge of the Purchaser, no employee of the Purchaser or ISx is subject to any Order that may prohibit the employee from engaging in or continuing any conduct, activity or practice relating to the business of the Purchaser or ISx, respectively. There is no proposed Order that, if issued or otherwise put into effect, (i) may have an adverse effect on the business, condition, assets, liabilities, operations, financial performance or net income of the Purchaser or ISx or on the ability of the Purchaser with or perform any covenant or obligation under any of the Transactional Agreements, or (ii) may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the Transactions.

        3.11 ISx Intellectual Property.    To the knowledge of the Purchaser, the representations and warranties made by ISx in Section 2.9 of that certain Stock Purchase Agreement, to be dated on or about March 29, 2005 and in the form delivered to the Seller, between the Purchaser and ISx (the "Stock Purchase Agreement"), as qualified by the Disclosure Schedule (as defined in the Stock Purchase Agreement and as in effect as of the date hereof), are true and correct in all material respects.

        3.12 Full Disclosure.    None of the Transactional Agreements or the Purchaser Disclosure Schedule contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein or therein, as the case may be, in light of the circumstances under which such statements were made, not misleading. All of the information set forth in the Purchaser Disclosure Schedule, and all other information regarding the Purchaser and its business, condition, assets, liabilities, operations, financial performance and net income that has been furnished to the Seller or any of the Purchaser's Representatives by or on behalf of Purchaser, is accurate and complete in all material respects.

4.     INVESTMENT REPRESENTATIONS AND COVENANTS

        Each of the Seller and each Member (each, for purposes of this Section 4, an "Investor") represents and warrants to the Purchaser, individually as to itself and not the other Member, as follows:

        4.1   Exemption from Registration. Such Investor agrees and acknowledges that the Consideration Notes will be issued as "restricted securities" as defined under Rule 144 of the Securities Act, in a transaction exempt from registration under the Securities Act, by reason of Section 4(2) thereof or Regulation D thereunder, provided such exemption is available for such Consideration Notes.

        4.2   Legends. Such Investor agrees and acknowledges that all certificates representing the Consideration Notes deliverable to such Investor pursuant to this Agreement and any instruments subsequently issued with respect thereto or in substitution therefor shall bear the following legend, in addition to any other legends required by law or as set forth in the Consideration Notes:

        THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND ARE "RESTRICTED SECURITIES" AS DEFINED IN RULE 144 PROMULGATED UNDER THE SECURITIES ACT. SUCH SECURITIES MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED OR OTHERWISE DISTRIBUTED EXCEPT (I) PURSUANT TO A REGISTRATION STATEMENT DECLARED OR ORDERED EFFECTIVE BY THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT, OR (II) PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, AND IN THE CASE OF ANY SALE, OFFER OF SALE, PLEDGE, HYPOTHECATION OR OTHER DISTRIBUTION EFFECTED PURSUANT TO CLAUSE (II) ABOVE, PURSUANT TO AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUER OF SUCH SECURITIES THAT REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT AS TO SUCH SALE, OFFER OF SALE, PLEDGE, HYPOTHECATION OR OTHER DISTRIBUTION. THIS CERTIFICATE MUST BE SURRENDERED TO THE ISSUER HEREOF OR ITS TRANSFER AGENT AS A CONDITION PRECEDENT TO THE TRANSFER OF ANY INTEREST IN THE SECURITIES REPRESENTED HEREBY.

        Upon the written request of a holder of the Consideration Notes, the Purchaser shall remove the foregoing legend from the certificates evidencing such Consideration Notes and issue to such holder new certificates therefor, free of any transfer legend if, with such request, the Purchaser shall have received an opinion of counsel to the holder, such opinion to be reasonably satisfactory to the Purchaser, to the effect that any transfers by said holder of such Consideration Notes may be made to the public without compliance with either Section 5 of the Securities Act or pursuant to Rule 144(k). In no event will such legend be removed if such opinion is based upon the "private offering" exemption of Section 4(2) of the Securities Act.

        4.3   Market Stand-Off Agreement. Such Investor agrees that it shall not sell, dispose of, transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale, any shares of common stock of the Purchaser (or other securities of the Purchaser) held by such Investor, for a period of time specified by the managing underwriter(s) (not to exceed one hundred eighty (180) days) following the effective date of a registration statement of the Company filed under the Act. Such Investor agrees to execute and deliver such other agreements as may be reasonably requested by the Purchaser and/or the managing underwriter(s) which are consistent with the foregoing or which are necessary to give further effect thereto. In order to enforce the foregoing covenant, the Purchaser may impose stop-transfer instructions with respect to such shares of common stock (or other securities) until the end of such period. The underwriters of the Purchaser's common stock are intended third-party beneficiaries of this Section 4.3 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto.

        4.4   Investment Representations.

          (a)   Such Investor understands and acknowledges that the Consideration Notes to be issued to such Investor are being issued in reliance upon the exemption from the registration requirements of the Securities Act afforded by Section 4(2) and/or Regulation D of the Securities Act, and that such shares will not be registered under the Securities Act or any state securities or "blue sky" law.

          (b)   Except to the extent otherwise provided for in connection with, or otherwise not applicable in light of, the express provisions of any of the Transactional Agreements, the Consideration Notes to be issued as consideration pursuant hereto are being acquired by such Investor pursuant to the terms and subject to the conditions of this Agreement and for such Investor's own account and for investment purposes only, and not with a view to any public resale, public distribution or other public offering thereof, in each case within the meaning of the Securities Act or any state securities or "blue sky" law.

          (c)   Such Investor understands and acknowledges that the Consideration Notes to be issued to it may not be sold or otherwise disposed of, except pursuant to registration under the Securities Act or pursuant to an exemption from the registration requirements of the Securities Act.

          (d)   Such Investor has such knowledge and experience in financial and business matters that such Investor is capable of evaluating the merits and risks of the prospective investment in the Consideration Notes, and such Investor is able to bear the economic consequences thereof.

          (e)   In making the decision to acquire the Consideration Notes, such Investor has relied upon his independent investigations and, to the extent believed by such Investor to be appropriate, such Investor's representative, including such Member's own professional, tax and other advisors, and has not relied upon any representation or warranty from the Purchaser or any of its Representatives with respect to the value of the Consideration Notes or the Tax consequences of the Transactions.

          (f)    Such Investor has been given a full opportunity to examine all documents relating to the Transactions, and to ask questions of, and to receive answers from, the Purchaser and its Representatives concerning the terms of the Transactions and such other information as such Investor desires in order to evaluate an investment in the Consideration Notes and all such questions have been answered to the full satisfaction of such Investor.

          (g)   Such Investor is an "accredited investor" within the meaning of SEC Rule 501 of Regulation D, as presently in effect.

5.     INDEMNIFICATION, ETC.

        5.1   Survival of Representations And Covenants.

          (a)   Subject to the provisions of Section 5.1(b), the representations, warranties, covenants and obligations of each party to this Agreement shall survive: (i) the Closing and the sale of the Assets to the Purchaser; (ii) any sale or other disposition of any or all of the Assets by the Purchaser; and (iii) the dissolution of any party to this Agreement.

          (b)   The representations, warranties, covenants and obligations of each party shall survive the Closing to the extent provided in this Section 5.1(b). The Specified Representations and covenants or obligations to be performed after the Closing shall survive and continue indefinitely. All other representations and warranties and related sections of the Seller Disclosure Schedule and the Purchaser Disclosure Schedule and all covenants to have been performed prior to the Closing shall survive the Closing for a period of twelve (12) months after the date of the Closing, except that the representations and warranties set forth in Sections 2.17 and 2.20 shall survive the Closing until the expiration of the statute of limitations applicable to claims against the Seller. For purposes of this Agreement, the "Specified Representations" shall mean the representations and warranties set forth in Sections 2.1, 2.3, 2.6 and 2.26 and Sections 3.1 and 3.6 and the related sections of the Seller Disclosure Schedule and the Purchaser Disclosure Schedule, as applicable. Notwithstanding anything to the contrary herein, if a Claim Notice (as defined below) relating to any representation or warranty set forth in any of said Sections is given to the a party required to provide indemnification pursuant to this Section 5 on or prior to the first anniversary of the Closing Date, then, notwithstanding anything to the contrary contained in this Section 5.1(b), such representation or warranty shall not so expire, but rather shall remain in full force and effect until such time as each and every claim that is based directly or indirectly upon, or that relates directly or indirectly to, any Breach or alleged Breach of such representation or warranty has been fully and finally resolved, either by means of a written settlement agreement executed by the parties hereto, or by means of a final, non-appealable judgment issued by a court of competent jurisdiction.

          (c)   Notwithstanding anything to the contrary contained in Section 5.1(b) (and without limiting the generality of anything contained in Section 5.1(a)), if any party to this Agreement had knowledge, on or prior to the Closing Date, of any circumstance that constitutes or that has given rise or could reasonably be expected to give rise, directly or indirectly, to any Breach of any representation or warranty by such party in this Agreement or the Seller Disclosure Schedule or Purchaser Disclosure Schedule, as applicable, then such representation or warranty shall not expire, but rather shall remain in full force and effect for an unlimited period of time (regardless of whether any Claim Notice relating to such representation or warranty is ever given).

          (d)   For purposes of this Agreement, a "Claim Notice" relating to a particular representation or warranty shall be deemed to have been given if any party to this Agreement, acting in good faith, delivers (in accordance with Section 8.4 hereof) to the party to this Agreement from which indemnification is to be sought a written notice stating that such party believes that there is or that it has reasonable cause to believe there has been a Breach of such representation or warranty and containing (i) a brief description of the circumstances supporting such party's belief that there is or has been such a possible Breach, and (ii) a non-binding, preliminary estimate of the aggregate dollar amount of the actual and potential Damages that have arisen and may arise as a direct or indirect result of such possible Breach.

          (e)   For purposes of this Agreement, each statement or other item of information set forth in the Seller Disclosure Schedule and the Purchaser Disclosure Schedule shall be deemed to be a representation and warranty made by the Seller and the Purchaser, respectively, in this Agreement.

        5.2   Indemnification By The Members And The Seller.

          (a)   The Members and the Seller, jointly and severally, shall hold harmless and indemnify each of the Indemnitees from and against, and shall compensate and reimburse each of the Indemnitees for, any Damages that are directly suffered or incurred by any of the Indemnitees or to which any of the Indemnitees may otherwise become subject at any time (regardless of whether or not such Damages relate to any third-party claim) and that arise directly or indirectly from or as a direct or indirect result of, or are directly or indirectly connected with:

              (i)  any Breach of any representation or warranty made by the Members or the Seller in Section 2 of this Agreement as of the date of this Agreement;

             (ii)  any Breach of any representation, warranty, statement, information or provision contained in the Seller Disclosure Schedule related to Section 2 of this Agreement, the Closing Certificate or in any other document delivered or otherwise made available to the Purchaser or any of its Representatives by or on behalf of any Member, the Seller or any Representative of any Member or of the Seller;

           (iii)  any Breach of any representation, warranty, covenant or obligation of any Member or the Seller contained in any of the Transactional Agreements;

            (iv)  any Liability of the Seller or of any Related Party, other than the Assumed Liabilities; or

             (v)  any Proceeding relating directly or indirectly to any Breach, alleged Breach, Liability or matter of the type referred to in clause "(i)" through "(iv)" above (including any Proceeding commenced by any Indemnitee for the purpose of enforcing any of its rights under this Section 9).

          (b)   Each of the Members shall, severally but not jointly, hold harmless and indemnify each of the Indemnitees from and against, and shall compensate and reimburse each of the Indemnitees for, any Damages that are directly or indirectly suffered or incurred by any of the Indemnitees or to which any of the Indemnitees may otherwise become subject at any time (regardless of whether or not such Damages relate to any third-party claim) and which arise directly or indirectly from or as a direct or indirect result of, or are directly or indirectly connected with, any Breach of any representation or warranty made by such Member in Section 4 of this Agreement as of the date of this Agreement.

          (c)   Subject to Section 5.2(d), neither the Seller nor any Member shall be required to make any indemnification payment pursuant to Sections 5.2(a)(i) through (v) or Section 5.2(b) for any Breach as set forth in such Sections until such time as, and to the extent that, the total amount of all Damages (including the Damages arising from such Breach and all other Damages arising from any other Breaches of any representations, warranties or covenants) that have been directly or indirectly suffered or incurred by any one or more of the Indemnitees, or to which any one or more of the Indemnitees has or have otherwise become subject, exceeds $100,000 (the "Basket"). Except in the case of fraud or willful misrepresentation, the maximum liability of each Member under Section 5.2(b) shall not exceed one-half of the Aggregate Overall Cap. Except in the case of fraud or willful misrepresentation, the maximum liability of the Members and the Seller for indemnification pursuant to Sections 5.2(a)(i) through (iii) and 5.2(a)(v) shall not exceed the Aggregate Overall Cap. Claims under Sections 5.2(a) and 5.2(b) shall be aggregated in determining whether claims for Damages exceed one-half of the Aggregate Overall Cap or the Aggregate Overall Cap, as applicable.

          (d)   The limitation on the indemnification obligations of the Members and the Seller that is set forth in Section 5.2(c) shall not apply to any Breach arising directly or indirectly from any circumstance of which any of the Members or the Seller had Knowledge on or prior to the Closing Date.

        5.3   Indemnification By The Purchaser.

          (a)   The Purchaser shall hold harmless and indemnify the Seller, the Members and their respective Representatives from and against, and shall compensate and reimburse them for, any Damages that are directly or indirectly suffered or incurred by them or any of them or to which they or any of them may otherwise become subject at any time (regardless of whether or not such Damages relate to any third-party claim) and that arise directly or indirectly from or as a direct or indirect result of, or are directly or indirectly connected with:

              (i)  any failure on the part of the Purchaser to perform and discharge the Assumed Liabilities on a timely basis;

             (ii)  any Breach of the Purchaser Specified Representations;

           (iii)  any Breach of any representation, warranty, statement, information or provision contained in the Purchaser Disclosure Schedule related to the Purchase Specified Representations; or

            (iv)  any Proceeding relating directly or indirectly to any failure or Breach of the type referred to in clause "(i)", "(ii)", or "(iii)" above (including any Proceeding commenced by the Seller, the Members or any of their Representatives for the purpose of enforcing its rights under this Section 5.3).

For purposes of this Agreement, the "Purchaser Specified Representations" shall mean the representations set forth in Sections 3.1 through 3.6 hereof, inclusive.

          (b)   The Purchaser shall not be required to make any indemnification payment pursuant to Sections 5.3(a)(ii) through 5.3(a)(iv) for any Breach as set forth in such Section until such time as, and to the extent that, the total amount of all Damages (including the Damages arising from such Breach and all other Damages arising from any other Breaches of its representations or warranties) that have been directly or indirectly suffered or incurred by the Seller, or to which the Seller have otherwise become subject, exceeds $100,000 in the aggregate. Except in the case of fraud or willful misrepresentation, the maximum liability of the Purchaser pursuant to this Section 5 for indemnification pursuant to Sections 5.3(a)(ii) through 5.3(a)(iv) shall not exceed the Aggregate Overall Cap.

          (c)   The Purchaser shall hold harmless and indemnify the Seller, the Members and their respective Representatives from and against, and shall compensate and reimburse them for, any Damages that are directly or indirectly suffered or incurred by them or any of them or to which they or any of them may otherwise become subject at any time (regardless of whether or not such Damages relate to any third-party claim) and that arise directly or indirectly from or as a direct or indirect result of, or are directly or indirectly connected with any Breach of a representation or warranty contained in this agreement, other than the Purchaser Specified Representations (the "Unspecified Representations"), which damages are a result of the Purchaser's fraud. The indemnification set forth in this Section 5.3(c) shall be the sole recourse available to the Seller or its affiliates with respect to any Breach of the Unspecified Representations.

        5.4   Setoff.    The Purchaser shall have the limited right to withhold and deduct any sum that may be owed to any Indemnitee under this Section 5 from any amount payable by any Indemnitee to the Seller or any Member in respect of the Consideration Notes. The withholding and deduction of any such sum shall operate for all purposes as a complete discharge (to the extent of such sum) of the obligation to pay the amount from which such sum was withheld and deducted. Except as provided above in this Section 5.4, the Indemnitees shall not be entitled to set off against or deduct from any payment due to the Members or the Seller pursuant to the Transactional Agreements any claims for indemnification pursuant to Section 5.2.

        5.5   Exclusive Remedy.    Except in the case of (i) fraud or willful misrepresentation, (ii) a Breach of either of the Non-compete Agreements, or (iii) any injunctive remedy or similar equitable relief to which a party may be entitled, the sole and exclusive remedy for any breach of a warranty, representation, covenant or obligation in the Transactional Agreements shall be as set forth in this Section 5.

        5.6   Defense of Third-Party Claims.

          (a)   Promptly after receipt by an indemnified party under Section 5.2 or Section 5.3 of notice of the assertion or commencement by any third person or entity of any claim, investigation, proceeding or action (collectively, a "Claim") with respect to which any indemnifying party may become obligated to indemnify, hold harmless, compensate or reimburse an indemnified party pursuant to this Section 5, such indemnified party will, if a claim is to be made against an indemnifying party under such Section or if the indemnified party intends to take such claim into account in calculating the limitations described in Section 5.2(b) or Section 5.3(b), as applicable, give notice to the indemnifying party of the commencement of such Claim, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that the indemnifying party may have to any indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such action is prejudiced by the indemnified party's failure to give such notice.

          (b)   The indemnified party shall afford the indemnifying party the opportunity to assume the defense of any claim as to which notice is given under Section 5.6(a) at the sole expense of the indemnifying party. If the indemnifying party so undertakes to assume the defense of such Claim:

              (i)  the indemnifying party shall proceed to defend such Claim in a diligent manner with counsel reasonably satisfactory to the indemnified party;

             (ii)  the indemnifying party shall keep the indemnified party informed of all material developments and events relating to such Claim;

           (iii)  the indemnified party shall have the right to participate in the defense of such Claim, provided, however, the counsel retained by the indemnified party shall be at the sole cost and expense of the indemnified party, and further provided, that counsel retained by the indemnifying party shall be lead counsel in the defense of such Claim; and

            (iv)  the indemnifying party shall not settle, adjust or compromise such Claim without the prior written consent of the indemnified party which shall not be unreasonably withheld or delayed.

          (c)   If the indemnifying party fails to promptly undertake the defense of such Claim or having undertaken such defense thereafter fails to do so diligently and in good faith, then the indemnified party may proceed with the defense of such Claim and:

              (i)  all expenses incurred and relating to the defense of such Claim shall be borne and paid exclusively by the indemnifying party;

             (ii)  the indemnifying party shall make available to the indemnified party any documents and materials in the possession or control of the indemnifying party that may be necessary to the defense of such Claim;

           (iii)  the indemnified party shall keep the indemnifying party informed of all material developments and events relating to such Claim; and

            (iv)  the indemnified party shall have the right to settle, adjust or compromise such Claim with the consent of the indemnifying party which shall not be unreasonably withheld or delayed.

        5.7   Exercise of Remedies By Indemnitees Other Than The Purchaser.    No Indemnitee (other than the Purchaser or any successor thereto or assign thereof) shall be permitted to assert any indemnification claim or exercise any other remedy under this Agreement unless the Purchaser (or any successor thereto or assign thereof) shall have consented to the assertion of such indemnification claim or the exercise of such other remedy.

        5.8   Allocation.    Any payment of indemnification pursuant to Section 5.2 shall be treated by the parties for tax purposes as an adjustment to the purchase price described in Section 1.4 of this Agreement.

        5.9   Insurance and Taxes.    Notwithstanding anything herein to the contrary, any amount paid by any third party (including, without limitation, an insurance carrier) to or on behalf of an indemnified party or otherwise reimbursed to any indemnified party with respect to a matter as to which indemnification is provided and any tax benefit received by an indemnified party with respect to a matter as to which indemnification is provided shall reduce in each instance the amount to be paid by an indemnifying party to an indemnified party with respect to such matter.

        5.10 In Rem Liability.    Notwithstanding anything to the contrary in this Agreement, and except as set forth in this Section 5.10, the Purchaser irrevocably and unconditionally agrees that (i) the Purchaser shall have no recourse to the Seller and the Members or to the assets of the Seller and the Members other than the Consideration Note for the payment of indemnification obligations of the Seller and the Members pursuant to this Section 5 and (ii) the Purchaser shall enforce payment of indemnification claims against the Seller and the Members pursuant to this Section 5 solely from the Consideration Note and no deficiency or other action shall be maintained against the Seller or the Members for payment thereof or personal liability therefor. For purposes of this paragraph and the Purchaser's enforcement of its rights hereunder by setoff against the Consideration Note, (i) prior to any conversion of the Consideration Note into common stock of the Purchaser, claims for indemnification shall be setoff against the Outstanding Principal Amount (as defined in the Consideration Note) on a dollar for dollar basis and (ii) after conversion of the Consideration Note into common stock of the Purchaser, each share of common stock of the Purchaser shall have an amount equal to the fair market value of such share on the date of the payment of the claim for indemnification pursuant to this Section 5. The foregoing limitation shall not apply to (i) Damages incurred by the Purchaser due to the Seller's, or any Member's, fraud or willful misrepresentation, or

(ii) a Breach by the Seller or either Member of any representation, warranty, covenant or obligation of such Member contained in either of the Non-competition Agreements.

6.     CERTAIN COVENANTS.

        6.1   Operation of Business.    The Members and the Seller shall ensure that, during the Pre-Closing Period:

          (a)   the Seller conducts its operations exclusively in the Ordinary Course of Business;

          (b)   the Seller (i) preserves intact its current business organization, (ii) keeps available the services of its current officers and employees, (iii) maintains its relations and good will with all suppliers, customers, landlords, creditors, licensors, licensees, employees, independent contractors and other persons having business relationships with the Seller, and (iv) promptly repairs, restores or replaces any Assets that are destroyed or damaged;

          (c)   the officers or Representatives of the Seller, at the request of Purchaser, confer with the Purchaser concerning operational matters and otherwise, at the request of Purchaser, report to the Purchaser concerning the status of the Seller's business, condition, assets, liabilities, operations and financial performance;

          (d)   the Seller does not (i) declare, accrue, set aside or pay any dividend or make any other distribution in respect of any membership interest or other securities excluding tax distributions in an amount not in excess of 42% of the taxable income of Seller for the three months ended March 31, 2005, plus additional distributions necessary, in the good faith determination of the Seller, to reduce the amount of Seller's Working Capital, as of the Closing Date, to a amount equal to approximately $500,000), or (ii) repurchase, redeem or otherwise reacquire any membership interest or other securities, or (iii) sell or otherwise issue any membership interests;

          (e)   the Seller does not change any of its methods of accounting or accounting practices in any respect;

          (f)    the Seller does not agree, commit or offer (in writing or otherwise) to take any of the actions described in clauses "(a)" through "(e)" of this Section 6.1.

        6.2   Notification.    During the Pre-Closing Period, each party shall promptly notify the other parties in writing of: (a) the discovery by such party of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a Breach of any representation or warranty made by such party in this Agreement; (b) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a Breach of any representation or warranty made by such party in this Agreement if (i) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (ii) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (c) any Breach of any covenant or obligation of such party; and (d) any event, condition, fact or circumstance that may make the timely satisfaction of any of the conditions set forth in Section 7 impossible or unlikely.

        6.3   No Negotiation.    The Members and the Seller shall ensure that, during the Pre-Closing Period, neither the Seller nor any Representative of the Seller, directly or indirectly: (a) solicits or encourages the initiation of any inquiry, proposal or offer from any Person (other than the Purchaser) relating to any merger, sale of all or substantially all assets, or sale of all or substantially all outstanding membership interests of the Seller (an "Acquisition Transaction"); (b) participates in any discussions or negotiations with, or provides any non-public information to, any person (other than the Purchaser) relating to any proposed Acquisition Transaction; or (c) considers the merits of any unsolicited inquiry, proposal or offer from any Person (other than the Purchaser) relating to any Acquisition Transaction.

        6.4   Best Efforts.    During the Pre-Closing Period, each party hereto shall use its best efforts to cause the conditions set forth in Section 7 to be satisfied on a timely basis.

        6.5   Confidentiality.    The Members and the Seller shall ensure that, during the Pre-Closing Period, without the prior written consent of the Purchaser: (a) neither the Seller nor any Representative of the Seller, issues or disseminates any press release or other publicity or otherwise makes any disclosure of any nature (to any supplier, customer, landlord, creditor or employee of the Seller or to any other Person) regarding any of transaction contemplated by this Agreement or the existence or terms of this Agreement, except to the extent that the Seller is required to make any such disclosure in order to comply with Section 7.2(c) hereof.

        6.6   Further Actions.    From and after the Closing Date, the Members and the Seller shall cooperate with the Purchaser and the Purchaser's affiliates and Representatives, and shall execute and deliver such documents and take such other actions as the Purchaser may reasonably request, for the purpose of evidencing the Transactions and putting the Purchaser in possession and control of all of the Assets. Without limiting the generality of the foregoing, from and after the Closing Date, the Seller shall promptly remit to the Purchaser any funds that are received by the Seller and that are included in, or that represent payment of receivables included in, the Assets. The Seller: (a) hereby irrevocably authorizes the Purchaser, at all times on and after the Closing Date, to endorse in the name of the Seller any check or other instrument that is made payable to the Seller and that represents funds included in, or that represents the payment of any receivable included in, the Assets; and (b) hereby irrevocably nominates, constitutes and appoints the Purchaser as the true and lawful attorney-in-fact of the Seller (with full power of substitution) effective as of the Closing Date, and hereby authorizes the Purchaser, in the name of and on behalf of the Seller, to execute, deliver, acknowledge, certify, file and record any document, to institute and prosecute any Proceeding and to take any other action (on or at any time after the Closing Date) that the Purchaser may deem appropriate for the purpose of collecting, asserting, enforcing or perfecting any claim, right or interest of any kind that is included in or relates to any of the Assets. The power of attorney referred to in the preceding sentence is and shall be coupled with an interest and shall be irrevocable, and shall survive the dissolution or insolvency of the Seller.

        6.7   Publicity.    Without limiting the generality of anything contained in Section 6.5, the parties hereto shall ensure that, on and at all times after the Closing Date: (a) no press release or other publicity concerning any of the Transactions is issued or otherwise disseminated by or on behalf of any party without the other parties' written consent; (b) the parties hereto continue to keep the terms of this Agreement and the other Transactional Agreements strictly confidential; and (c) the Members and the Seller keep strictly confidential, and neither the Seller nor any Member shall use or disclose to any other Person, any non-public document or other information that relates directly or indirectly to the business of the Seller, the Purchaser or any affiliate of the Purchaser.

        6.8   Change of Name.    Not later than immediately after the Closing, the Seller and the YPSolutions.com, Inc. shall each change its name to a name that does not include the words "YP Solutions," "YP Web Partners" or any variation of either such name and that is reasonably satisfactory to Purchaser.

        6.9   Payment of Liabilities; Conduct of Business.    Following the Closing, the Seller shall (i) cease the conduct of its business operations, and (ii) pay and discharge all of its liabilities other than the Assumed Liabilities.

7.     CONDITIONS TO CLOSING AND TERMINATION

        7.1   General.    The obligation of each party to effect the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following condition:

          (a)   No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Closing shall have been issued since the date of this Agreement by any U.S. federal or state court of competent jurisdiction and shall remain in effect; and no U.S. federal or state law, statute, rule, regulation or decree that makes consummation of the Closing illegal shall have been enacted or adopted since the date of this Agreement and shall remain in effect.

        7.2   Obligation of the Purchaser.    The obligations of Purchaser to effect the Closing are subject to the satisfaction, at or prior to the Closing Date, of each of the following conditions:

          (a)   The representations and warranties of the Seller and the Members set forth in this Agreement (excluding any representation or warranty that refers specifically to "the date of this Agreement," "the date hereof" or any other date other than the Closing Date) shall be accurate in all material respects as of the Closing Date as if made on and as of the Closing Date (it being understood that, for purposes of determining the accuracy of such representations and warranties, (i) any update of or modification to the Seller Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded, (ii) any inaccuracy that results from or relates to the announcement or pendency of the Closing or any of the other transactions contemplated by this Agreement shall be disregarded, and (iii) any inaccuracy that results from or relates to the taking of any action contemplated by this Agreement shall be disregarded).

          (b)   Each of the covenants and obligations that Seller is required to comply with or to perform at or prior to the Closing shall have been complied with or performed in all material respects.

          (c)   All consents, approvals, authorizations, filings and notices identified on Part 2.27 of the Seller Disclosure Schedule shall have been obtained, made or given and shall be in full force and effect.

          (d)   The following agreements and documents shall have been delivered to the Purchaser (and, if appropriate, to the Seller), and shall be in full force and effect:

              (i)  Non-competition Agreements in the form of Exhibit D-1 and D-2

             (ii)  a certificate, executed by an executive officer of Seller, confirming that the conditions set forth in paragraphs "(a)," "(b)," "(c)" and "(e)" of this Section 7.2 have been duly satisfied; and

           (iii)  all other documents and agreements to be delivered by the Seller as specified in Section 1.5(b) hereof shall have been delivered as provided herein.

          (e)   There shall have been no material adverse change in the financial condition or results of operations of the Seller since the date of this Agreement; provided, however, that for purposes of determining whether there shall have been any such material adverse change, any adverse change resulting from or relating to the announcement or pendency of the Closing or any of the other transactions contemplated by this Agreement shall be disregarded, and any adverse change resulting from or relating to the taking of any action contemplated by this Agreement shall be disregarded.

          (f)    The Seller shall have Closing Date Working Capital of not less than $500,000.

          (g)   The Purchaser shall have received equity financing, following the date hereof, in the minimum gross amount of $13,000,000.

        7.3   Obligations of the Seller and the Members.    The obligation of Seller and the Members to effect the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

          (a)   The representations and warranties of Purchaser set forth in this Agreement (excluding any representation or warranty that refers specifically to "the date of this Agreement," "the date hereof" or any other date other than the Closing Date) shall be accurate in all material respects as of the Closing Date as if made on and as of the Closing Date (it being understood that, for purposes of determining the accuracy of such representations and warranties, (i) any update of or modification to the Purchaser Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded, (ii) any inaccuracy that results from or relates to the taking of any action contemplated by this Agreement shall be disregarded).

          (b)   Each of the covenants and obligations that Purchaser is required to comply with or to perform at or prior to the Closing shall have been complied with or performed in all material respects.

          (c)   The following documents shall have been delivered to Seller of other parties, as applicable, and shall be in full force and effect:

              (i)  a certificate, executed on behalf of Purchaser by an executive officer of Purchaser, confirming that the conditions set forth in paragraphs "(a)," "(b)" and "(d)" of this Section 7.3 have been duly satisfied;

             (ii)  Employment Agreements in the form attached hereto as Exhibits G-1, G-2 and G-3 have been delivered to the parties named therein; and

           (iii)  all other documents and agreements to be delivered by the Purchaser as specified in Section 1.5(b) hereof shall have been delivered as provided herein.

          (d)   The purchase by the Purchaser of at least 95% of the outstanding capital stock of ISX has closed or will close simultaneously with the Closing.

          (e)   There shall have been no material adverse change in the financial condition or results of operations of the Purchaser since the date of this Agreement; provided, however, that for purposes of determining whether there shall have been any such material adverse change, any adverse change resulting from or relating to the announcement or pendency of the Closing or any of the other transactions contemplated by this Agreement shall be disregarded, and any adverse change resulting from or relating to the taking of any action contemplated by this Agreement shall be disregarded.

        7.4   Frustration.    Neither Purchaser nor Seller may rely on the failure of any condition set forth in this Section 7 to be satisfied if such failure was caused by such party's failure to comply with or perform any of its covenants or obligations set forth in this Agreement.

        7.5   Termination.    This Agreement may be terminated prior to the Closing:

          (a)   by the Purchaser if (i) there is a material Breach of any covenant or obligation of the Seller or the Members and such Breach shall not have been cured within three days after the delivery of notice thereof to the Seller, or (ii) the Purchaser reasonably determines that the timely satisfaction of any condition set forth in Section 7.2, on or as of the Closing Date, has become impossible or impracticable (other than as a result of any failure on the part of the Purchaser to comply with or perform its covenants and obligations set forth in this Agreement);

          (b)   by the Seller if (i) there is a material Breach of any covenant or obligation of the Purchaser and such Breach shall not have been cured within three days after the delivery of notice thereof to the Purchaser, or (ii) the Seller reasonably determines that the timely satisfaction of any condition set forth in Section 7.3, on or as of the Closing Date, has become impossible or impracticable (other than as a result of any failure on the part of the Seller or any of the Members to comply with or perform any covenant or obligation set forth in this Agreement);

          (c)   by the Purchaser on or after April 7, 2005, if the Closing has not occurred as of such date (other than as a result of any failure on the part of the Purchaser to comply with or perform its covenants and obligations under this Agreement);

          (d)   by the Seller on or after April 7, 2005 if the Closing has not taken place as of such date (other than as a result of any failure on the part of any the Seller to comply with or perform any covenant or obligation set forth in this Agreement); or

          (e)   by the mutual written consent of the Purchaser and the Seller.

        7.6   Termination Procedures.    If the Purchaser wishes to terminate this Agreement pursuant to Section 7.5, the Purchaser shall deliver to the Seller a written notice stating that the Purchaser is terminating this Agreement and setting forth a brief description of the basis on which the Purchaser is terminating this Agreement. If the Seller wishes to terminate this Agreement pursuant to Section 7.5, the Seller shall deliver to the Purchaser a written notice stating that the Seller is terminating this Agreement and setting forth a brief description of the basis on which the Seller is terminating this Agreement.

        7.7   Effect of Termination.    If this Agreement is terminated pursuant to this Section 7, all further obligations of the parties under this Agreement shall terminate; provided, however, that no party shall be relieved of any obligation or other liability arising from any Breach by such party of any provision of this Agreement.

8.     MISCELLANEOUS PROVISIONS.

        8.1   Further Assurances.    Each party hereto shall execute and/or cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the Transactions.

        8.2   Fees and Expenses.

          (a)   Except as set forth in Section 5 regarding indemnification obligations of the Purchaser, the Members and the Seller shall bear and pay all fees, costs and expenses (including all legal fees and expenses payable to Phelps Dunbar LLP and Legier & Materne APCA) in excess of $80,000.00 (the "Fee Cap") that have been incurred or that are in the future incurred by, on behalf of or for the benefit of the Members or the Seller in connection with: (i) the negotiation, preparation and review of any letter of intent or similar document relating to any of the Transactions; (ii) the investigation and review conducted by the Purchaser and its Representatives with respect to the business of the Seller (and the furnishing of information to the Purchaser and its Representatives in connection with such investigation and review); (iii) the negotiation, preparation and review of this Agreement (including the Seller Disclosure Schedule), the other Transactional Agreements and all bills of sale, assignments, certificates, opinions and other instruments and documents delivered or to be delivered in connection with the Transactions; (iv) the preparation and submission of any filing or notice required to be made or given in connection with any of the Transactions, and the obtaining of any Consent required to be obtained in connection with any of the Transactions; and (v) the consummation and performance of the Transactions.

          (b)   Except as set forth in Section 5 regarding indemnification obligations of the Seller and the Members, the Purchaser shall bear and pay all fees, costs and expenses (including all legal fees and expenses payable to Cooley Godward llp) that have been incurred or that are in the future incurred by or on behalf of the Purchaser in connection with: (i) the negotiation, preparation and review of any letter of intent or similar document relating to any of the Transactions; (ii) the investigation and review conducted by the Purchaser and its Representatives with respect to the business of the Seller; (iii) the negotiation, preparation and review of this Agreement, the other Transactional Agreements and all bills of sale, assignments, certificates, opinions and other instruments and documents delivered or to be delivered in connection with the Transactions; and (iv) the consummation and performance of the Transactions.

        8.3   Attorneys' Fees.    If any legal action or other legal proceeding relating to any of the Transactional Agreements or the enforcement of any provision of any of the Transactional Agreements is brought against any party to this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

        8.4   Notices.    Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when (a) delivered by hand, (b) delivered by facsimile to a facsimile number given below, provided that a copy is sent the same day by a nationally recognized overnight delivery service (receipt requested) or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case as follows (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

(i)	if to the Members:

YPSolutions.com, Inc. 1240 East 100 South #5 St. George, UT 84790 Attention: Shane Brinkerhoff Fax: (435) 652-3066

with a copy to:

Phelps Dunbar LLP 365 Canal Street, Suite 2000 New Orleans, Louisiana 70130 Attention: Mark A. Fullmer, Esq. Fax: (504) 568-9130

The Hammack-Jones Group, LLC 3445 North Causeway Blvd., Suite 401 Metairie, Louisiana 70002 Attention: Donald Jones Fax: (504) 297-2170

with a copy to:

Phelps Dunbar LLP 365 Canal Street, Suite 2000 New Orleans, Louisiana 70130 Attention: Mark A. Fullmer, Esq. Fax: (504) 568-9130

(ii)	if to the Purchaser:

Aptas, Inc. 1517 Blake Street 2nd Floor Denver, CO 80202 Fax: (303) 572-1123

with a copy to:

Cooley Godward LLP 380 Interlocken Crescent Suite 900 Broomfield, CO 80021 Attention: Brent D. Fassett, Esq. Fax: (720) 566-4099

(iii)	if to the Company:

YP Web Partners, LLC d/b/a YPsolutions.com 3445 North Causeway Blvd. Suite 401 Metairie, LA 70002 Fax: (504) 297-2168

with a copy to:

Phelps Dunbar LLP 365 Canal Street, Suite 2000 New Orleans, Louisiana 70130 Attention: Mark A. Fullmer, Esq. Fax: (504) 568-9130

        8.5   Time of The Essence.    Time is of the essence of this Agreement.

        8.6   Headings.    The underlined headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

        8.7   Counterparts.    This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

        8.8   Governing Law.

          (a)   This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of Colorado (without giving effect to principles of conflicts of laws).

          (b)   Any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement may be brought or otherwise commenced in any state or federal court located in the County of Denver, Colorado. Each party to this Agreement:

              (i)  expressly and irrevocably consent and submit to the jurisdiction of the federal court located in the County of Denver, Colorado; provided, however, that in the event that the federal court does not have, or declines to exercise, jurisdiction over such matter, then each party to this Agreement expressly and irrevocably consents and submits to the jurisdiction of each state and federal court located in the County of Denver, Colorado (and each appellate court located in the State of Colorado), in connection with any such legal proceeding;

             (ii)  agrees that each state and federal court located in the County of Denver, Colorado shall be deemed to be a convenient forum; and

           (iii)  agrees not to assert (by way of motion, as a defense or otherwise), in any such legal proceeding commenced in any state or federal court located in the County of Denver, Colorado, any claim that such party is not subject personally to the jurisdiction of such court, that such legal proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.

        8.9   Successors And Assigns; Parties In Interest.

          (a)   This Agreement shall be binding upon: the Seller and its successors and assigns (if any); each Member and such Member's personal representatives, executors, administrators, estate, heirs, successors and assigns (if any); and the Purchaser and its successors and assigns (if any). This Agreement shall inure to the benefit of: the Seller; the Members; the Purchaser; the other Indemnitees; the Representatives of the Seller and the Members; and the respective successors and assigns (if any) of the foregoing.

          (b)   No party to this Agreement shall be permitted to assign any of his or its rights or delegate any of his or its obligations under this Agreement without the prior written consent of the other parties hereto which shall not be unreasonably withheld or delayed.

          (c)   Except for the provisions of Section 5 hereof, none of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the parties to this Agreement and their respective successors and assigns (if any). Without limiting the generality of the foregoing, (i) no employee of the Seller shall have any rights under this Agreement or under any of the other Transactional Agreements, and (ii) no creditor of the Seller shall have any rights under this Agreement or any of the other Transactional Agreements.

        8.10 Specific Performance.    The parties agree that: (a) in the event of any Breach or threatened Breach by any party of any covenant, obligation or other provision set forth in this Agreement, the other parties shall be entitled (in addition to any other remedy that may be available to it) to seek (i) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (ii) an injunction restraining such Breach or threatened Breach; and (b) no party shall be required to provide any bond or other security in connection with any such decree, order or injunction or in connection with any related action or Proceeding.

        8.11 Waiver.

          (a)   No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

          (b)   No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

        8.12 Amendments.    This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of the Purchaser, the Seller and the Members.

        8.13 Severability.    Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

        8.14 Entire Agreement.    The Transactional Agreements set forth the entire understanding of the parties relating to the subject matter thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter thereof.

        8.15 Construction.

          (a)   For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

          (b)   The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

          (c)   As used in this Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

          (d)   Except as otherwise indicated, all references in this Agreement to "Sections" and "Exhibits" are intended to refer to Sections of this Agreement and Exhibits to this Agreement.

        8.16 Seller Disclosure Schedule and Purchaser Disclosure Schedule.    The disclosures in the Disclosure Schedule and the Purchaser Disclosure Schedule shall expressly refer to a Section of this Agreement; provided, however, that disclosures in the Disclosure Schedule (or the Purchaser Disclosure Schedule) expressly referring to a Section of this Agreement may incorporate by reference the disclosures in the Disclosure Schedule (or the Purchaser Disclosure Schedule) with respect to any other Section of this Agreement; and provided further, that any fact or circumstance disclosed with respect to a particular Section shall likewise be deemed to be a disclosure with respect to another Section if the fact or circumstances disclosed may reasonably be deemed pertinent to such other Section and such pertinence is apparent from the text of the disclosure.

        The parties to this Agreement have caused this Agreement to be executed and delivered as of March 31, 2005.

YP WEB PARTNERS, LLC, a Louisiana limited liability company

By:	/s/ DONALD F. JONES

Title:	President

APTAS, INC., a Delaware corporation
By:	/s/ CURTIS FLETCHER

Title:	VP Finance

YPSOLUTIONS.COM, INC., a Nevada corporation

By:	/s/ SHANE BRINKERHOFF

Title:	President

THE HAMMACK-JONES GROUP, LLC, a Louisiana limited liability company

By:	/s/ DONALD F. JONES

Title:	President

[SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT]

Exhibit A

CERTAIN DEFINITIONS

        For purposes of the Agreement (including this Exhibit A):

        Acquisition Transaction.    "Acquisition Transaction" shall mean any transaction involving: (a) the sale or other disposition of all or any portion of the business or assets of the Seller (other than in the Ordinary Course of Business); (b) the issuance, sale or other disposition of (i) any capital stock or other securities of the Seller, (ii) any option, call, warrant or right (whether or not immediately exercisable) to acquire any capital stock or other securities of the Seller, or (iii) any security, instrument or obligation that is or may become convertible into or exchangeable for any capital stock or other securities of the Seller; or (c) any merger, consolidation, business combination, share exchange, reorganization or similar transaction involving the Seller.

        Agreement.    "Agreement" shall mean the Asset Purchase Agreement to which this Exhibit A is attached (including the Disclosure Schedule and the Purchaser Disclosure Schedule), as it may be amended from time to time.

        Aggregate Overall Cap.    "Aggregate Overall Cap" shall mean the "Outstanding Principal Amount" of the Consideration Note (as defined therein).

        Breach.    There shall be deemed to be a "Breach" of a representation, warranty, covenant, obligation or other provision if there is or has been (a) any inaccuracy in or breach (including any inadvertent or innocent breach) of, or any failure (including any inadvertent failure) to comply with or perform, such representation, warranty, covenant, obligation or other provision, or (b) any claim (by any Person) or other circumstance that is inconsistent with such representation, warranty, covenant, obligation or other provision; and the term "Breach" shall be deemed to refer to any such inaccuracy, breach, failure, claim or circumstance.

        CERCLA.    "CERCLA" shall mean the Comprehensive Environmental Response, Compensation and Liability Act.

        Closing Date Working Capital.    "Closing Date Working Capital" means the excess of the Seller's current assets over the aggregate of the total liabilities that are included in the Assumed Liabilities, excluding deferred revenue, each determined in accordance with GAAP and consistent with the Seller's past practices, calculated as of the Closing Date; provided, however,that the Seller's current assets that are not part of the Assets shall be excluded from such calculation.

        COBRA.    "COBRA" shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

        Code.    "Code" shall mean the Internal Revenue Code of 1986, as amended.

        Consent.    "Consent" shall mean any approval, consent, ratification, permission, waiver or authorization of any Person (including any Governmental Authorization).

        Contract.    "Contract" shall mean any written, oral, implied or other agreement, contract, understanding, arrangement, instrument, note, guaranty, indemnity, representation, warranty, deed, assignment, power of attorney, certificate, purchase order, work order, insurance policy, benefit plan, commitment, covenant, assurance or undertaking of any nature.

        Damages.    "Damages" shall include any loss, damage, injury, Liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including any reasonable legal fee, reasonable expert fee, reasonable accounting fee or reasonable advisory fee), charge, cost (including any cost of investigation)

or expense of any nature. Notwithstanding the foregoing, the amount of any Damages incurred by any party shall be reduced, for purposes of calculating the amount of any indemnity payments owed to that party, by the amount of any insurance payments received with respect to such Damages, and by the amount of any Tax benefit relating to such Damages. "Damages" shall, in no case, include punitive damages.

        DOL.    "DOL" shall mean the United States Department of Labor.

        Encumbrance.    "Encumbrance" shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, equity, trust, equitable interest, claim, preference, right of possession, lease, tenancy, license, encroachment, covenant, infringement, interference, Order, proxy, option, right of first refusal, preemptive right, community property interest, legend, defect, impediment, exception, reservation, limitation, impairment, imperfection of title, condition or restriction of any nature (including any restriction on the transfer of any asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset), except (a) mortgages or security interests securing particular liabilities or obligations reflected in the Financial Statements, (b) liens for current taxes not yet due and liens arising by operation of law with respect to obligations that are not delinquent or are being contested in good faith and described in the disclosure Schedule, and (c) with respect to real property, (i) minor imperfections of title, if any, none of which is substantial in amount, detracts from the value or impairs the use of the property subject thereto or impairs the operations of the Seller, and (ii) zoning laws and other land use restrictions that do not impair the present or the Seller's present anticipated use of the property subject thereto.

        Entity.    "Entity" shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, cooperative, foundation, society, political party, union, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

        ERISA.    "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

        FMLA.    "FMLA" shall mean the Family Medical Leave Act of 1993, as amended.

        Foreign Plan.    "Foreign Plan" shall mean: (i) any plan, program, policy, practice, Contract or other arrangement mandated by a Governmental Body other than the United States; (ii) any Seller Employee Plan maintained or contributed to by the Seller or any Seller Affiliate that is not subject to United States law; and (iii) any Seller Employee Plan that covers or has covered Seller Employees whose services are performed primarily outside of the United States.

        GAAP.    "GAAP" shall mean United States generally accepted accounting principles, consistently applied.

        Governmental Authorization.    "Governmental Authorization" shall mean any: (a) permit, license, certificate, franchise, concession, approval, consent, ratification, permission, clearance, confirmation, endorsement, waiver, certification, designation, rating, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

        Governmental Body.    "Governmental Body" shall mean any: (a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or Entity and any court or other tribunal); (d) multi-national organization or body; or (e) individual, Entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.

        Hazardous Material.    "Hazardous Material" shall include: (a) any petroleum, waste oil, crude oil, asbestos, urea formaldehyde or polychlorinated biphenyl; (b) any waste, gas or other substance or material that is explosive or radioactive; (c) any "hazardous substance," "pollutant," "contaminant," "hazardous waste," "regulated substance," "hazardous chemical" or "toxic chemical" as designated, listed or defined (whether expressly or by reference) in any statute, regulation or other Legal Requirement (including CERCLA and any other so-called "superfund" or "superlien" law and the respective regulations promulgated thereunder); (d) any other substance or material (regardless of physical form) or form of energy that is subject to any Legal Requirement which regulates or establishes standards of conduct in connection with, or which otherwise relates to, the protection of human health, plant life, animal life, natural resources, property or the enjoyment of life or property from the presence in the environment of any solid, liquid, gas, odor, noise or form of energy; and (e) any compound, mixture, solution, product or other substance or material that contains any substance or material referred to in clause "(a)," "(b)," "(c)" or "(d)" above.

        HIPAA.    "HIPAA" shall mean the Health Insurance Portability and Accountability Act of 1996, as amended.

        Immaterial Contract.    "Immaterial Contract" shall mean any Seller Contract that: (a) was entered into by the Seller in the Ordinary Course of Business; (b) has a term of less than 90 days or may be terminated by the Seller (without penalty) within 60 days after the delivery of a termination notice by the Seller to the other party thereto; and (d) does not contemplate or involve the payment of cash or other consideration in an amount or having a value in excess of $50,000.

        Indemnitees.    "Indemnitees" shall mean the following Persons: (a) the Purchaser; (b) the Purchaser's current and future affiliates; (c) the respective Representatives of the Persons referred to in clauses "(a)" and "(b)" above; and (d) the respective permitted successors and assigns of the Persons referred to in clauses "(a)," "(b)" and "(c)" above.

        Intellectual Property.    "Intellectual Property" shall mean algorithms, APIs, apparatus, IP cores, net lists, databases, data collections, diagrams, formulae, inventions (whether or not patentable), know-how, logos, marks (including brand names, product names, logos, and slogans), methods, network configurations and architectures, processes, proprietary information, protocols, schematics, specifications, software, software code (in any form, including source code and executable or object code), subroutines, techniques, user interfaces, URLs, web sites, works of authorship and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing, such as instruction manuals, laboratory notebooks, prototypes, samples, studies and summaries). Web Boss?

        Intellectual Property Rights.    "Intellectual Property Rights" shall mean all past, present, and future rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: (A) rights associated with works of authorship, including exclusive exploitation rights, copyrights, moral rights and mask works; (B) trademark and trade name rights and similar rights; (C) trade secret rights; (D) patent and industrial property rights; (E) other proprietary rights in Intellectual Property; and (F) rights in or relating to registrations, renewals, extensions, combinations, divisions, and reissues of, and applications for, any of the rights referred to in clauses "(A)" through "(E)" above.

        IRS.    "IRS" shall mean the United States Internal Revenue Service.

        Knowledge.    References to "knowledge" and phrases such as "to the knowledge of," "to their knowledge" or the like, when referring to the Seller or the Members, shall mean the knowledge of Donald Jones, Shane Brinkerhoff, Julius Meaux, and Will Scott.

        Legal Requirement.    "Legal Requirement" shall mean any federal, state, local, municipal, foreign or other law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, ruling, directive, pronouncement, requirement, specification, determination, decision, opinion or interpretation issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Body.

        Liability.    "Liability" shall mean any debt, obligation, duty or liability of any nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability), regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with GAAP and regardless of whether such debt, obligation, duty or liability is immediately due and payable.

        Order.    "Order" shall mean any: (a) order, judgment, injunction, edict, decree, ruling, pronouncement, determination, decision, opinion, verdict, sentence, subpoena, writ or award issued, made, entered, rendered or otherwise put into effect by or under the authority of any court, administrative agency or other Governmental Body or any arbitrator or arbitration panel; or (b) Contract with any Governmental Body entered into in connection with any Proceeding.

        Ordinary Course of Business.    An action taken by or on behalf of a Person shall not be deemed to have been taken in the "Ordinary Course of Business" unless such action is recurring in nature, is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person.

        Pre-Closing Period.    The "Pre-Closing Period" shall mean the period beginning on the date hereof and ending on the earlier of the Closing or the date on which this Agreement is terminated in accordance with Section 7.5 hereof.

        Purchaser Disclosure Schedule.    "Purchaser Disclosure Schedule" shall mean the schedule (dated as of the date of the Agreement) delivered to Seller and the Members by the Purchaser, a copy of which is attached to this Agreement.

        Purchaser IP.    "Purchaser IP" shall mean all Intellectual Property Rights and Intellectual Property in which the Purchaser has (or purports to have) an ownership interest or an exclusive license or similar exclusive right.

        Purchaser IP Contract.    "Purchaser IP Contract" shall mean any Contract to which the Purchaser is or was a party or by which the Purchaser is or was bound, that contains any assignment or license of, or any covenant not to assert or enforce, any Intellectual Property Right or that otherwise relates to any Purchaser IP or any Intellectual Property developed by, with or for the Purchaser.

        PBGC.    "PBGC" shall mean the United States Pension Benefit Guaranty Corporation.

        Person.    "Person" shall mean any individual, Entity or Governmental Body.

        Proceeding.    "Proceeding" shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding and any informal proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or any arbitrator or arbitration panel.

        Purchaser Software.    "Purchaser Software" shall mean any software (including firmware and other software embedded in hardware devices) owned, developed (or currently being developed), used, marketed, distributed, licensed or sold by the Purchaser at any time (other than non-customized third-party software licensed to the Purchaser for internal use on a non-exclusive basis).

        Registered IP.    "Registered IP" shall mean all Intellectual Property Rights that are registered, filed, or issued under the authority of, with or by any Governmental Body, including all patents, registered copyrights, registered mask works and registered trademarks and all applications for any of the foregoing.

        Related Party.    Each of the following shall be deemed to be a "Related Party": (a) each individual who is, or who has at any time been, an officer of the Seller; (b) each member of the family of each of the individuals referred to in clause "(a)" above; and (c) any Entity (other than the Seller) in which any one of the individuals referred to in clauses "(a)" and "(b)" above holds or held (or in which more than one of such individuals collectively hold or held), beneficially or otherwise, a controlling interest or a material voting, proprietary or equity interest.

        Representatives.    "Representatives" shall mean officers, directors, employees, agents, attorneys, accountants, advisors and representatives.

        Seller Affiliate.    "Seller Affiliate" shall mean any Person, directly or indirectly, controlling, controlled by or under common control with the Seller.

        Seller Contract.    "Seller Contract" shall mean any Contract: (a) to which the Seller is a party; (b) by which the Seller or any of its assets is or may become bound or under which the Seller has, or may become subject to, any obligation; or (c) under which the Seller has or may acquire any right or interest.

        Seller Disclosure Schedule.    "Seller Disclosure Schedule" shall mean the schedule (dated as of the date of the Agreement) delivered to the Purchaser by the Members and the Seller, a copy of which is attached to the Agreement.

        Seller Employee.    "Seller Employee" shall mean any current or former employee, independent contractor or director of the Seller or any Seller Affiliate.

        Seller Employee Agreement.    "Seller Employee Agreement" shall mean each management, employment, severance, consulting, relocation, repatriation or expatriation agreement or other Contract between the Seller or any Seller Affiliate and any Seller Employee, other than any such management, employment, severance, consulting, relocation, repatriation or expatriation agreement or other Contract with a Seller Employee which is terminable "at will" without any obligation on the part of the Seller or any Seller Affiliate to make any payments or provide any benefits in connection with such termination.

        Seller Employee Plan.    "Seller Employee Plan" shall mean any plan, program, policy, practice, Contract or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded, including each "employee benefit plan," within the meaning of Section 3(3) of ERISA (whether or not ERISA is applicable to such plan), that is or has been maintained, contributed to, or required to be contributed to, by the Seller or any Seller Affiliate for the benefit of any Seller Employee, or with respect to which the Seller or any Seller Affiliate has or may have any liability or obligation, except such definition shall not include any Seller Employee Agreement.

        Seller IP.    "Seller IP" shall mean all Intellectual Property Rights and Intellectual Property in which the Seller has (or purports to have) an ownership interest or an exclusive license or similar exclusive right.

        Seller IP Contract.    "Seller IP Contract" shall mean any Contract to which the Seller is or was a party or by which the Seller is or was bound, that contains any assignment or license of, or any covenant not to assert or enforce, any Intellectual Property Right or that otherwise relates to any Seller IP or any Intellectual Property developed by, with or for the Seller.

        Seller Pension Plan.    "Seller Pension Plan" shall mean each Seller Employee Plan that is an "employee pension benefit plan," within the meaning of Section 3(2) of ERISA.

        Seller Software.    "Seller Software" shall mean any software (including firmware and other software embedded in hardware devices) owned, developed (or currently being developed), used, marketed, distributed, licensed or sold by the Seller at any time (other than non-customized third-party software licensed to the Seller for internal use on a non-exclusive basis).

        Tax.    "Tax" shall mean any tax (including any income tax, franchise tax, capital gains tax, estimated tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, occupation tax, inventory tax, occupancy tax, withholding tax or payroll tax), levy, assessment, tariff, impost, imposition, toll, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), that is, has been or may in the future be (a) imposed, assessed or collected by or under the authority of any Governmental Body, or (b) payable pursuant to any tax-sharing agreement or similar Contract.

        Tax Return.    "Tax Return" shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information that is, has been or may in the future be filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

        Transactional Agreements.    "Transactional Agreements" shall mean: (a) the Agreement; (b) the Escrow Agreement; (c) the Assignment Agreement; (d) the Non-competition Agreements referred to in Section 1.5(b)(vi) of the Agreement; and (e) the Consideration Notes.

        Transactions.    "Transactions" shall mean (a) the execution and delivery of the respective Transactional Agreements, and (b) all of the transactions contemplated by the respective Transactional Agreements, including: (i) the sale of the Assets by the Seller to the Purchaser in accordance with the Agreement; (ii) the assumption of the Assumed Liabilities by the Purchaser pursuant to the Assignment Agreement; and (iii) the performance by the Seller, the Members and the Purchaser, as applicable, of their respective obligations under the Transactional Agreements, and the exercise by the Seller, the Members and the Purchaser, as applicable, of their respective rights under the Transactional Agreements.

Exhibit B

FORM OF CONSIDERATION NOTE

Provided Separately Herein

Exhibit C

ASSIGNMENT AND ASSUMPTION AGREEMENT

Provided Separately Herein

Exhibit D-1

NON-COMPETITION AGREEMENT (SELLER AND HAMMACK-JONES GROUP)

Provided Separately Herein

Exhibit D-2

NON-COMPETITION AGREEMENT (YPSOLUTIONS.COM, INC.)

Provided Separately Herein

Exhibit E

SECURITY AGREEMENT

Provided Separately Herein

Exhibit F

PROFESSIONAL SERVICES AGREEMENT

Provided Separately Herein

Exhibit G-1

DON JONES OFFER LETTER

Provided Separately Herein

Exhibit G-2

WILL SCOTT OFFER LETTER

Provided Separately Herein

Exhibit G-3

JULIUS MEAUX OFFER LETTER

Provided Separately Herein

Exhibit H

DOMAIN NAME ASSIGNMENT AGREEMENT

Provided Separately Herein

Exhibit I

MAG AMENDMENT

Provided Separately Herein

QuickLinks

  Exhibit 10.8